Exhibit (a)(3)

[SPEED LETTERHEAD]

DISCLOSURE DOCUMENT

                    , 2016

Dear Shareholder,

After careful consideration, our Board of Directors (the “Board”) has concluded that, due to the Company’s financial position, we are unable to continue to satisfy the costs and burdens associated with being a public company. As a result, we intend to engage in a transaction that will result in the termination of the registration of our common stock under the federal securities laws and the conversion of Speed Commerce into a privately-held Company. This will eliminate the significant expense and management and staff time required to comply with the reporting and related requirements under the federal securities laws, eliminate the burdens of being publicly traded, and provide the flexibility and benefits of being a privately-held company.

The Transaction is a reverse split of our common stock whereby each sixteen (16) shares of our common stock will be converted to one share of our common stock (the “Reverse Split”), with holders who would otherwise receive a fraction of one whole share after completion of the Reverse Split receiving cash in lieu of such fractional interests in an amount equal to $0.01 per share for each pre-split share that becomes a fractional interest (the cash payment, together with the Reverse Split, referred to as the “Transaction”). As a result of the Transaction, shareholders owning fewer than sixteen (16) shares of our common stock on a pre-split basis at the close of business on March 7, 2016, the record date of the Reverse Split, will no longer be shareholders of the Company following effectiveness of the Reverse Split, which we anticipate will occur on or around March 30, 2016. Our Board has determined that the $0.01 per pre-split share price to be paid for fractional shares resulting from the Reverse Split represents fair value for a share of our common stock. The Board based this determination upon, among other things, the Fairness Opinion provided by Lake Street Capital Markets, LLC (“Lake Street”), its financial advisor engaged for purposes of providing such Fairness Opinion with respect to the Transaction.

The Board reviewed the proposed Transaction and considered its substantive and procedural fairness to all of the Company’s shareholders, including those shareholders who will have their fractional shares cashed out in the Transaction. As part of the review, the Board retained Lake Street as an independent financial advisor to provide the Board with a Fairness Opinion regarding the fairness from a financial point of view of the consideration to be paid to the holders of fractional shares of our common stock following the Reverse Split. After careful consideration, the Board has determined, on behalf of the Company, that the transaction is substantively and procedurally fair and in the best interests of Speed Commerce and all of its shareholders.

Under Minnesota law, our Board may amend our Articles of Incorporation to implement the Reverse Split without the approval of the shareholders. Therefore, we are not seeking shareholder approval for this action and no vote is sought in connection with this action. Under Minnesota law, shareholders are entitled to dissenters’ rights of appraisal in connection with this type of going private transaction. The attached Disclosure Document contains details on the proposed Transaction, including dissenters’ rights available in connection with the proposed Transaction, and we urge you to read it very carefully.

Thank you for your continued support.

Dalton Edgecomb
Interim Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3 OR ANY AMENDMENT THERETO, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET	3

SPECIAL FACTORS	5

Background of the Transaction	5
Purpose of the Transaction	5
Fairness of the Transaction	6
Alternatives to the Transaction	7
Effects of the Transaction	8
Reports, Opinions or Appraisals	8
Related Party Transactions	9
Shareholder Approval	9
Dissenters’ Rights	9
Access Rights	11
Source and Amount of Funds	11

BACKGROUND	11

The Filing Person	11
Structure of the Transaction	11
The Company’s Securities	12
Securities Ownership of Certain Beneficial Owners and Management	13
Management Shareholding	13
Management	15

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION	17

Tax Consequences to the Company	17
Tax Consequences to Shareholders Who Receive Only Common Stock and Do Not Receive Cash in the Transaction	17
Tax Consequences to Shareholders Who Receive Only Cash in the Transaction	17

FINANCIAL INFORMATION	18

Historical Financial Information	18
Book Value Per Share	18

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	19

Annex A – Fairness Opinion of Lake Street Capital Markets, LLC dated February 26, 2016, together with associated Fairness Opinion Report of Lake Street Capital Markets, LLC dated February 26, 2016

Annex B – Notice of Procedure to Assert Dissenters’ Rights and Minnesota Dissenters’ Rights Statutes

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Disclosure Document. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Disclosure Document and all of its exhibits. For your convenience, we have directed your attention to the location in this Disclosure Document where you can find a more complete discussion of each item listed below.

As used in this Disclosure Document, “Speed Commerce,” the “Company”, “we,” “our” and “us” refer to Speed Commerce, Inc., and the “Transaction” refers to the Reverse Split discussed below, together with the related cash payments to the shareholders in lieu of fractional shares of our common stock following the Reverse Split.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because it is intended to, and, if completed, it will enable us to, terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

Reverse Split

Our Board has approved and the Company will effect a share combination, or “Reverse Split,” of our common stock, whereby each sixteen (16) outstanding shares of our common stock will be converted into one whole share. In lieu of our issuing fractional shares to shareholders who would otherwise own less a fractional share of common stock after effectiveness of the Reverse Split, we will pay cash equal to $0.01, multiplied by the number of pre-split shares held by each such shareholder that resulted in such fractional share (or, stated differently, we will pay to each shareholder that would otherwise own a fractional share of common stock following the Reverse Split cash equal to the resulting fraction of a share multiplied by $0.16, the value of one whole post-split share). Shareholders owning fewer than sixteen (16) shares as of the Record Date will, on the Effective Date, have no further equity interest in Speed Commerce and will become entitled only to a cash payment equal to $0.01 multiplied by the number of pre-split shares held by such shareholders. Shareholders holding sixteen (16) or more shares of our common stock as of the Record Date will remain shareholders of the Company following the Transaction. See “Background—Structure of the Transaction” starting on page 11.

Record Date	The shareholders whose shares of common stock will be converted into the right to receive cash payment in exchange for such fractional shares will be determined as of March 7, 2016.

Effective Date	The filing of an amendment to the Company’s Articles of Incorporation to effect the Reverse Split is expected to be made on or around March 30, 2016, (the “Effective Date”).

Purpose of Transaction

The purpose of the Transaction is to reduce the number of record holders of our common stock to fewer than 300, thereby allowing us to become a privately-held company and no longer subject to SEC reporting requirements. We would cease our SEC reporting by filing a Form 15 Certificate of Termination of Registration with the SEC under Section 12(g)(4) of the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we would not be required to comply with the SEC’s proxy rules, which require us to distribute proxy statements to our shareholders. This deregistration of our common stock will also have the effect of terminating the quotation of our common stock on the OTC Markets Group’s OTC Pink market, and as a privately-held company, all public trading of our stock will cease. See “Special Factors—Purpose of the Transaction” starting on page 5, and “Background—Structure of the Transaction” starting on page 11.

Fairness Opinion of the Financial Advisor

Lake Street Capital Markets, LLC (“Lake Street”) delivered a written Fairness Opinion (the “Fairness Opinion”) to our Board of Directors (“the Board”) indicating that the cash amount of $0.01 per pre-split share of Company common stock to be paid to holders of fractional shares of our common stock following the Reverse Split is fair from a financial point of view to such shareholders, as of the February 26, 2016 effective date of such Fairness Opinion. See “Special Factors—Reports, Opinions or Appraisals” starting on page 8. A copy of the Fairness Opinion is included herewith as Annex A.

Fairness Determination and Approval by Board of Directors

 After careful consideration, the Board, on behalf of the Company determined that the Transaction is substantively and procedurally fair to and in the best interest of all shareholders of the Company. In making this determination, the Board considered many factors, including the analysis and conclusions set forth in the Fairness Opinion. Based on its determinations, the Board approved the Transaction. See “Special Factors—Background of the Transaction” starting on page 5 and “Special Factors— Fairness of the Transaction” starting on page 6.

Continuing Shareholders

Following the Transaction, each shareholder who beneficially owned sixteen (16) or more shares of our common stock as of the Record Date will remain a shareholder of the Company after the Effective Date. See “Special Factors—Effects of the Transaction” starting on page 8.

Source of Funds	The funds for the Transaction will come from our currently available cash. See “Source and Amount of Funds” starting on page 11.

Tax Consequences

The receipt of cash in the Transaction by a shareholder who receives no shares of our common stock in the Transaction generally will be taxable for federal income tax purposes. In general, any continuing shareholder who does not receive cash as a result of the Transaction should not recognize any gain or loss with respect to the Transaction for federal income tax purposes. See “Federal Income Tax Consequences of the Transaction” starting on page 17. Each shareholder is urged to consult with its own tax advisor regarding the tax consequences of the Transaction in light of its own particular circumstances.

Shareholder Rights

Under Minnesota law, the Transaction does not require approval by our shareholders. However, shareholders are entitled to dissenters’ rights with respect to the Transaction under the Minnesota Business Corporation Act (the “MBCA”). Upon effectiveness of the Transaction, any shareholder who believes that the cash out price of $0.01 per pre-split share is too low will have the right to object and pursue dissenters’ rights to have a court in Minnesota determine the fair value of such shareholder’s fractional share and to be paid the difference between the appraised value determined by the court and the $0.01 per pre-split share price if the appraised value determined by the court is higher. A dissenters’ rights notice and a copy of the applicable dissenters’ rights statutes are included as Appendix B to this Disclosure Document. See “Special Factors—Shareholder Approval” starting on page 9 and “Special Factors—Dissenters’ Rights” starting on page 9.

Reservation of Right to Terminate or Change Transaction

The Board retains the right to terminate the Transaction if it determines that the Transaction is not in the best interest of Speed Commerce and its shareholders. If we determine to cancel the Transaction, we may pursue other strategies which will result in our going private.

Payment and Exchange of Shares

Shareholders should not send stock certificates to the Company or its transfer agent at this time. As soon as practicable after the Transaction, our transfer agent will send each shareholder owning a fractional share following the Reverse Split an instruction letter describing the procedure and “Letter of Transmittal” for surrendering stock certificates in exchange for the cash payment. Upon receipt of properly completed documentation and stock certificates, each such holder of a fractional share following the Reverse Split will be entitled to receive the cash payment, without interest, from the transfer agent. See “Special Factors—Effects of the Transaction” starting on page 8.

Shareholders With Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Disclosure Document is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the shareholder of record. We intend to treat shareholders holding common stock in street name in substantially the same manner as shareholders whose shares are registered in their names for purposes of the Transaction, meaning that shareholders holding fractional shares in street name will have their fractional shares converted into the right to receive cash in the Transaction.

SPECIAL FACTORS

Background of the Transaction

The Company is under extreme financial distress and its projections indicate that this situation will degrade further without substantial additional restructuring initiatives, ultimately resulting in an inability to continue the Company’s operations absent additional financing which is not currently available to the Company. The cash currently available to the Company is not sufficient to support the Company’s operations other than for a limited period. As a result, the Company may be required in the near future to cease operations or explore other legal options. The value of the Company’s assets and management’s projections with respect to discounted future cash flows indicate that the Company’s value is less than the current balance of the Company’s debt. Due to the financial condition of and lack of remedies available to the Company, management of the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern.

In addition, as disclosed in that certain Current Report on Form 8-K filed by the Company on December 21, 2015 and that certain Quarterly Report on Form 10-Q filed by the Company on February 16, 2016, the Company is in default of the terms of the Amended and Restated Credit and Guaranty Agreement dated as of November 21, 2014, by and among the Company and Garrison Loan Agency Services LLC, as Administrative Agent and Collateral Agent, and the lenders from time to time party thereto (collectively, the “Lenders”), as amended (the “Credit Agreement”). The Company has not received a waiver of this default of the Credit Agreement and it is unable to cure this default.

It is not possible for the Company to effect a transaction that will allow it to repay its debt under the Credit Agreement as an alternative to the Lenders’ exercise of their rights and remedies. As disclosed in that certain Current Report on Form 8-K filed by the Company on April 16, 2015, the Company has been engaged in a process of exploring strategic alternatives, including a sale of the Company. That process resulted in the Company receiving a number of preliminary offers for it to be acquired; however, the consideration offered in each such preliminary offer was below the level of the Company’s secured debt.

The Company and the Lenders entered into a Forbearance Agreement dated December 16, 2015 (the “Forbearance Agreement”) indicating that the Company’s Lenders would refrain from exercising their respective rights or remedies under the Credit Agreement, or otherwise, in respect of this default for 45 days, or until January 30, 2016. The term of the Forbearance Agreement has since expired and the Company anticipates that the Lenders will exercise their rights and remedies under the Credit Agreement, including, but not limited to, foreclosure on the Company’s assets, in the immediate future.

Due to the Company’s financial situation, the Board determined on February 26, 2016 that the Company should enter into the Transaction. The Transaction will cause the Company’s common stock to be held by fewer than 300 record shareholders and permit the Company to deregister under the federal securities laws and convert the Company into a privately-held corporation. The principal purpose of the Transaction is to eliminate the Company’s obligations and expenses resulting from registration.

Purpose of the Transaction

As discussed above, the purpose of the Transaction is to allow us to terminate the registration of our common stock under the Exchange Act and to convert into a privately-held company.

As a result of the termination of our registration and reporting obligations under the Exchange Act:

●

We would not be required, and we do not intend, to file annual, quarterly and current reports which are due after we file the notice of termination of registration. We currently file Annual Reports on Form 10-K, which include our audited year-end financial statements, Quarterly Reports on Form 10-Q, which include unaudited quarterly and year-to-date financial statements, and Current Reports on Form 8-K, which report significant events.

●	We would not be required to file a proxy or information statement in connection with a meeting of shareholders or an information statement in connection with action taken without a meeting.

●	We would not be subject to the provisions of Sarbanes-Oxley.

●	Our officers, directors and 10% shareholders would not be required to file beneficial ownership reports on Forms 3, 4 and 5.

●	Holders who beneficially own 5% or more of our common stock would not be required to file statements of beneficial ownership on Schedule 13D or 13G.

Following the consummation of the Transaction and the deregistration of the Company’s common stock, the Company anticipates that it will cease operations and wind down its remaining obligations.

Fairness of the Transaction

In the course of reaching its decision to implement the Transaction, the Board considered various factors that would affect all of the Company’s shareholders whose fractional shares will be cashed-out in the Transaction. The Board made a determination, on behalf of the Company, that the Transaction was fair to all of the Company’s shareholders including, but not limited to, the Company’s unaffiliated security holders whose share holdings will be cashed out as a result of the Transaction and the Company’s unaffiliated security holders whose share holdings will not be cashed out as a result of the Transaction. The Board is authorized to effect the Transaction without approval of the Company’s shareholders pursuant to MBCA Section 302A.402, and, pursuant to Section 302A.201 of the MBCA, the Board is charged with the management of the Company’s business and affairs. As a result, it is within the Board’s statutory authority to opine as to the fairness of the Transaction to the Company’s shareholders and to authorize and effect the Transaction upon the terms set forth herein.

The following factors, favorable to the determination that the Transaction is fair to all of the Company’s shareholders, were considered by the Board in making its determination regarding the fairness of the transaction to the Company’s shareholders.:

●

the Fairness Opinion of Lake Street Capital Markets, LLC (“Lake Street”), that, as of February 26, 2016, the effective date of the Fairness Opinion, considering the analyses taken as a whole, without attributing any particular weight to or reaching a conclusion based on any specific analysis, the consideration to be paid to the shareholders whose fractional shareholdings will be cashed as a result of the Transaction, was fair from a financial point of view;

●

the fact that the Company’s Forbearance Agreement with its lenders in connection with the Company’s default under its Amended and Restated Credit Facility has expired and is not expected to be extended or otherwise reinstated;

●	the current market price of our common stock on OTC Market Group’s OTC Pink Market;

●	the historical market prices of our common stock on the Nasdaq Global Market, Nasdaq Capital Market and OTC Pink Market, respectively, for the past three years;

●	the going concern value of the Company;

●

the consideration offered in each of the preliminary offers received by the Company in the process of its exploration of strategic alternatives process was below the level of the Company’s secured debt; and

●

the ability of smaller shareholders to receive cash for their shares without being burdened by disproportionately high service fees or brokerage commissions and without incurring the difficulty in finding a buyer for their holdings in an illiquid market.

If we cease being a public company and being subject to the reporting requirements under the Exchange Act, we estimate that our cash savings will be at least $200,000 per year, including legal, accounting and printing fees attributable to such reporting requirements, which, due to the Company’s financial position, we are unable to continue to satisfy. We believe that such cash savings may benefit those of our unaffiliated and affiliated shareholders who will remain shareholders following the Transaction; provided, however, that the Company is uncertain of its ability to continue to operate its business and, as a result, any future benefit derived by our remaining shareholders from such cash savings may be minimal. Moreover, cessation of such reporting requirements will avoid the need for management to spend significant time and effort preparing and reviewing our Exchange Act filings.

The most weight was given to the factors relating to the price to be paid for fractional shares and our inability to pay continued public reporting costs and expenses.

The following factors, disfavorable to the determination that the Transaction is fair to all of the Company’s shareholders were also considered by the Board:

●	the Transaction is being effected under the MBCA without the approval of at least a majority of unaffiliated shareholders;

●	the Board did not form a special committee of independent directors to consider the Transaction;

●

The Board did not select an independent representative to act solely on behalf of the independent shareholders, which, coupled with the lack of shareholder vote, gave unaffiliated shareholders no say in negotiating the terms of the Transaction; and

●	the payment of cash in lieu of fractional shares is a taxable transaction for shareholders to the extent that the cash payment exceeds their tax basis in Company common shares.

The Board did not consider the following factors for the reasons stated below:

●	purchase prices paid by the Company for shares of its common stock in the past two years, because the Company did not make any such purchases;

●

any firm offers during the past two years for the merger or consolidation of the Company, the sale or other transfer of all or substantially all of the Company’s assets, or the purchase of the Company’s common stock that would enable the holder to exercise control of the Company because, although the Company has periodically engaged in preliminary discussions with third parties for this type of transaction, the Board did not consider any of the discussions to have reached the level of firm offers and none were on terms that the Board believed would be in the best interests of the Company or our shareholders; and

●	the liquidation value of the Company, because the Board believed that the Company’s value was less than the principal amount of the secured lender’s loan.

Following the review and evaluation of the Transaction, the Board determined that the Transaction was substantively and procedurally fair to all of the Company’s shareholders including, but not limited to, the Company’s unaffiliated security holders whose share holdings will be cashed out as a result of the Transaction and the Company’s unaffiliated security holders whose share holdings will not be cashed out as a result of the Transaction. The Board has adopted the analysis and conclusions of Lake Street with regard to the material factors on which it based its Fairness Opinion.

MBCA Section 302A.402, Subd. 2 provides that the Board alone, without shareholder approval, may authorize a share division or combination if, as a result of the proposed share division or combination:

1.	the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected; and

2.

the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination.

With respect to the requirements of paragraph (1) above, Section 302A.402, Subd. 4 of the MBCA provides that “an increase or decrease in the relative voting rights of the shares that are the subject of the division or combination that arises solely from the increase or decrease in the number of shares outstanding is not an adverse effect on the outstanding shares of any class or series.” We will file amendments to our Articles of Incorporation adjusting our authorized common stock to reflect the effects of the Reverse Split so that the requirements of paragraph (2) above are met. In addition, Section 302A.402, Subd. 4 of the MBCA provides that “any increase in the percentage of authorized shares remaining unissued arising solely from the elimination of fractional shares under Section 302A.423 must be disregarded.”

MBCA Section 302A.423, Subd. 1(b) expressly provides that, in lieu of issuing fractional shares, a corporation may “pay in money the fair value of the fractions of a share as of the time when persons entitled to receive the fractions are determined.” The Board has determined that the consideration to be paid to shareholders who would otherwise own fractional shares after the Reverse Split is fair, from a financial point of view, to such shareholders.

The Transaction is being effected without approval of the Transaction by a majority of the shareholders of the Company; however, the Transaction has been approved the majority of directors who are not employees of the Company.

The Fairness Opinion of Lake Street is filed as Annex A to this Disclosure Document.

Alternatives to the Transaction:

The Board considered the following alternatives to the Transaction to accomplish the purpose described above in “Purpose of the Transaction,” each of which was ultimately rejected because of its disadvantages:

●

Sale of the Company. In April 2015, we announced that our Board had initiated a process to explore and consider possible strategic alternatives for enhancing shareholder value. These alternatives included, but were not limited to, a recapitalization or a sale or merger of the Company. The Board oversaw this process and Stifel, Nicolaus & Company was retained as financial and strategic advisor to the Company. That process resulted in the Company receiving a number of preliminary offers for it to be acquired; however, the consideration offered in each such preliminary offer was below the level of the Company’s secured debt and, as a result, would not have returned any value to the holders of our common stock.

●

Issuer Tender Offer / Stock Repurchase Program. The Board also considered the feasibility of an issuer tender offer or a stock repurchase program to repurchase the shares of common stock held by our shareholders to enable us to reduce our number of record shareholders to below 300. The Board determined that an issuer tender offer or stock repurchase program would be untenable given the Company’s current financial position and the significant expense and time obligations necessary to effect such a transaction.

Effects of the Transaction

Effects of the Transaction on our Shareholders. Based on information available to us, we estimate that the Transaction will reduce the total number of record shareholders of our common stock from approximately 563 to approximately 280. The reduction in the number of our record shareholders below 300 will enable us to terminate the registration of our common stock under the Exchange Act and suspend our periodic reporting requirements.

We intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable following completion of the Transaction. However, the Board reserves the right, in its discretion, to abandon the Transaction prior to the proposed Effective Date if it determines that abandoning the Transaction is in our best interests and the best interests of our shareholders.

When the Transaction is consummated, all shareholders holding fewer than sixteen (16) shares as of the Record Date will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations following the Transaction. Thus, only shareholders holding sixteen (16) or more shares of our common stock as of the Record Date will remain shareholders after consummation of the Transaction, and only such remaining shareholders will benefit from any future increase in our earnings. Further, only shareholders who will remain shareholders following the Transaction, whether such shareholders are affiliated or unaffiliated with the Company, will benefit from the Company’s future use of any available operating loss carryforwards. Note, however, that the Company believes that the likelihood that any shareholder remaining following the Transaction will derive a benefit from any future use of Company operating loss carryforwards is low given that the Company has historically had substantial operating loss carryforwards that have remained unused and the Company is uncertain whether it will be able to utilize any operating loss carryforwards in the foreseeable future.

Effects of the Transaction on our Affiliates. The Transaction will apply equally among our affiliates and our non-affiliate shareholders. As such, common stock held by our affiliates, including our officers, directors and principal shareholders, will be subject to the terms of the Reverse Split, and any fractional shares resulting from the cashed out by the Company or retained by such affiliates in the same manner and upon the same terms as common stock held by our non-affiliate shareholders.

Financial Effects of the Transaction. Completion of the Transaction will require us to spend approximately $156,000, which includes legal, financial, accounting and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to shareholders when all fractional share interests are cashed out, which aggregate payment we estimate will be approximately $950. We expect to pay these amounts from available cash.

Reports, Opinions or Appraisals

Fairness Opinion of Financial Advisor

The Board engaged Lake Street Capital Markets, LLC (“Lake Street”) on January 29, 2016 to provide a fairness opinion in connection with the Transaction. On February 26, 2016, Lake Street delivered an opinion as to the fairness from a financial point of view of the $0.01 per pre-split share to be paid to the holders of fractional shares of our common stock following the Reverse Split (the “Fairness Opinion”).  The Fairness Opinion was used by the Board to arrive at the per-share price to be paid for fractional shares and to assess the fairness of the per-share price to be paid to the shareholders whose fractional shareholdings will be cashed out in the Transaction.

The Board retained Lake Street in part because Lake Street regularly engages in the valuation of businesses that are similar in size to us, across a range of industries, in connection with mergers and acquisitions, leveraged buyouts, and going private transactions and is experienced in fairness opinions, providing independent appraisals and valuations. In addition, the Company previously engaged Lake Street to provide valuation services in connection with the Company’s acquisition of certain assets from Sigma Holdings, LLC on November 11, 2014 (the “Prior Engagement”).

The Fairness Opinion was provided to the Board and addressed the fairness from a financial point of view of the consideration to be paid to the shareholders whose fractional shares will be cashed out as a result of the transaction. In connection with the Fairness Opinion, Lake Street completed an analysis of comparable public companies, an analysis of precedent M&A transactions and a discounted cash flow analysis, and presented these analyses to the Board in a Fairness Opinion Report dated February 26, 2016. The Fairness Opinion Report contained summary implied equity valuation per share ranges based on Lake Street’s analyses, which summary included the implied median, 25th percentile and 75th percentile equity value per share of our common stock. The following table represents the summary implied valuation ranges for the Company’s common stock based on Lake Street’s comparative public companies analysis, precedent M&A transactions analysis, and discounted cash flow analysis:

	Equity Value Per Share
Valuation Methodology	25th%	Median	75th%
Comparable Public Companies	-$0.76	-$0.53	-$0.02
Precedent M&A Transactions	-$0.43	-$0.15	$0.07
Discounted Cash Flow	-$0.65	-$0.55	-$0.43

Lake Street provided the Fairness Opinion Report solely in connection with Lake Street’s Fairness Opinion regarding the fairness from a financial point of view of the consideration to be paid to the shareholders whose fractional shares will be cashed out as a result of the Transaction. The Fairness Opinion Report did not constitute a recommendation to the Board as to the amount of consideration to be paid in connection with the Transaction, and Lake Street did not provide the Board with any other recommendation as to the amount of consideration that should be paid in connection with the Transaction. Based in part on the Lake Street Fairness Opinion Report, the Board determined, on behalf of the Company, that the Company would pay an amount equal to $0.01 per pre-split share for each fractional share resulting from the Reverse Stock Split. Other than requesting the Fairness Opinion from Lake Street, the Company did not provide Lake Street with any instructions and did not impose any limitations regarding the scope of Lake Street’s investigation.

The Fairness Opinion did not address the merits underlying our business decision to enter into the Transaction, did not constitute a recommendation to the Board as to whether the Transaction should be approved by the Board, and did not constitute a recommendation of whether our shareholders should or should not exercise dissenters’ rights with regard to the Transaction.

We have agreed to pay Lake Street a fee of $30,000 plus reimbursement of its out-of-pocket expenses, for providing its Fairness Opinion and related financial advisory services. No portion of Lake Street’s fee is contingent upon the conclusions reached in its Fairness Opinion or upon consummation of any transaction. We have agreed to indemnify and hold harmless Lake Street, and its members, managers, governors, employees, and associates against all charges or legal actions resulting from the engagement of Lake Street by the Board.  No person or entity employed by or associated with Lake Street owns the stock of, or trades the securities of, or has any financial interest in, us or any related entities. The Company paid Lake Street approximately $970,000 in connection with the Prior Engagement. Other than the Prior Engagement, during the past two years no material relationship existed and no other compensation was received or is to be received as a result of any relationship between Lake Street, its affiliates, and/or unaffiliated representatives and Speed Commerce or its affiliates.

The complete text of the Fairness Opinion is attached to this Disclosure Document as Annex A, and the foregoing summary of the Fairness Opinion is qualified in its entirety by reference to that Fairness Opinion, as attached as Annex A. We urge you to read the Fairness Opinion carefully for a description of the procedures followed, the factors considered, and the assumptions made.

Related Party Transactions

As disclosed in the Company’s Current Report on Form 8-K filed on December 21, 2015, the Company entered into an Engagement Agreement with Winter Harbor LLC in connection with the provision of the services of Dalton Edgecomb and Bruce Meier as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively. The Engagement Agreement does not have a definitive term and can be terminated by the Company or Winter Harbor LLC at any time. Other than the Engagement Agreement, there is no arrangement or understanding between the Company and Messrs. Edgecomb and Meier regarding their appointments as interim officers of the Company or their compensation.

Shareholder Approval

The Transaction has been approved by the Board. No vote of our shareholders is required to effectuate the Transaction. Pursuant to Section 302A.402 of the MBCA, we may effect a share division or combination without shareholder approval so long as (i) the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected and (ii) the percentage of authorized shares of any class or series remaining unissued after the division or combination will not exceed the percentage of authorized shares of that class or series that were unissued before the division or combination. For purposes of the requirement set forth in paragraph (ii), the MBCA provides that any increase in the percentage of authorized common stock remaining unissued arising solely from a corporation’s cancellation of fractional shares in accordance with Section 302A.423 of the MBCA will be disregarded. In addition, Section 302A.423 of the MBCA provides that a corporation shall not pay money for fractional shares if that action would result in the cancellation of more than 20% of the outstanding shares of a class or series. Based upon our review of our list of shareholders of record furnished to us by Wells Fargo Shareowner Services, our transfer agent, as well as an analysis we have conducted taking into account information furnished to us by the Proxy Advisory Group, LLC concerning shareholders who beneficially own their stock in street name, referred to as non-objecting beneficial owners and objecting beneficial owners, we have determined that the Reverse Split will not result in the cancellation of more than 20% of the outstanding shares of any class or series.

The Articles of Amendment to our Articles of Incorporation to be filed in connection with the Transaction will contain a statement that the amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

Dissenters’ Rights

Pursuant to Sections 302A.471 and 302A.473 of the MBCA, any shareholder who will receive cash in lieu of a fractional share as part of the Transaction but believes that such cash payment does not represent the fair value of the shares being cashed out in the Transaction is entitled to dissent from the Transaction and to have a court determine the fair value of the shares. In the context of the Reverse Split, the MBCA provides that shareholders may elect to exercise their dissenters’ rights to have the Company purchase pre-Reverse Split shares that would become fractional shares as a result of the Reverse Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Section 302A.473 of the MBCA. The fair value of the shares of any shareholder means the value of such shares immediately before the Effective Date of the Reverse Split.

Sections 302A.471 and 302A.473 of the MBCA are set forth in their entirety in Exhibit A of Annex B to this Disclosure Document. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Annex B to this Disclosure Document. If you fail to comply with the procedures specified in the MBCA in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Shareholders who perfect their dissenters’ rights by fully complying with the procedures set forth in the MBCA will have the fair value of their shares determined by a Minnesota state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be equal to, more than or less than the $0.01 per pre-split share to be paid in connection with the Reverse Split. Shareholders who properly exercise dissenters’ rights may be entitled to receive interest commencing five days after the effective time of the Transaction on the amount determined to be the fair value of their shares.

Included as Annex B to this Disclosure Document is the Company’s notice to you of dissenters’ rights (the “Dissenters’ Rights Notice”). The Dissenters’ Rights Notice contains (i) the address to which a “Demand for Payment Under Dissenters’ Rights” and share certificates must be sent in order to properly and timely commence your exercise of dissenters’ rights if you choose to exercise dissenters’ rights, and the date by which they must be received; (ii) restrictions on transfer of shares that will apply after a Demand for Payment Under Dissenters’ Rights is received; (iii) a form to certify the date the shareholder acquired beneficial ownership of the shares and to so demand payment under dissenters’ rights; and (iv) a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures that a shareholder must follow to exercise dissenter’s rights.

In order to maintain eligibility to exercise dissenters’ rights under the MBCA, you must submit the demand for payment and deposit certificated shares within 30 days of the date that the Dissenters’ Rights Notice included as Annex B to this Disclosure Document was mailed to you or, if you are a beneficial and not record holder, was mailed to your record holder.

Within 60 days after deposit of the certificates, the Company must pay each dissenter who properly complied with the provisions of the MBCA the amount the Company estimates to be the fair value of such shares, plus interest commencing five days after the effective date of the Reverse Split. The rate of interest, as prescribed by Minnesota law, will be simple interest at the rate of 4% per annum. The payment will be accompanied by the following: (i) the most recent annual financial statements the and the most recent interim financial statements for the Company; (ii) an estimate by the Company of the fair value of the shares and a brief description of the method used to reach the estimate; and (iii) a copy of Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed in demanding supplemental payment if the dissenting shareholder believes he is entitled to more. If the Company does not deliver payment within 60 days of deposit of certificates, the Company shall return all deposited certificates. However, the Company may give notice under Section 302A.473, subdivision (4) again at a later date.

If a dissenting shareholder believes that the Company’s payment is less than the fair value of the shares plus interest, then the dissenting shareholder may, within 30 days of such payment, notify the Company in writing of the dissenting shareholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company. If a dissenting shareholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the shareholder will be sent a check for the full purchase price of the shares within 60 days of receiving the demand.

If a shareholder’s demand for additional payment remains unsettled, the Company is to commence a proceeding in Minnesota district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding additional payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable (i) against the Company if the court finds that the Company did not comply substantially with Section 302A.473 or (ii) against either the Company or a dissenting shareholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a shareholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a shareholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting shareholder under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholder desiring to exercise any dissenters’ rights or appraisal rights available under the MBCA. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of the MBCA, and the foregoing summary is qualified in its entirety by reference to Annex B to this Disclosure Document.

The Company has not made any provision to obtain counsel or appraisal services for the shareholders who will be cashed out in the Transaction.

Access Rights

We have made no provision in connection with the Transaction to grant our unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense.

Source and Amount of Funds

The following is an estimate of the costs that we have incurred or expect to incur in connection with the Transaction, but does not include the cost of the aggregate cash payment to shareholders who will be cashed out in the Transaction, which we estimate will be approximately $950. Final costs of the Transaction may be more or less than the estimates shown below.

Legal fees	$85,000
Transfer and exchange agent fees	$33,000
Financial advisory fees	$30,000
Printing and mailing costs	$7,500
SEC filing fees	$1
Miscellaneous	$499
Total	$156,000

We expect to pay the estimated costs, including the amounts to be paid to shareholders whose fractional shares will be cashed out in the Transaction, out of our currently available cash.

BACKGROUND

The Filing Person

The filing person under Rule 13e-3 of the Exchange Act is Speed Commerce, Inc., the subject company. The principal executive office and telephone number of the Company, is 1303 East Arapaho Road, Ste. 200, Richardson, TX 75081, Tel: (214) 258-0100.

The Company’s principal business is as a provider of flexible end-to-end E-commerce services to retailers and manufacturers. It provides web platform development and hosting, order management, fulfillment, logistics and contact center services which provide clients with easy-to-implement, cost-effective, transaction-based services and information management tools.

Neither the Company, nor any of its executive officer or directors, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has the Company or any such person been party to any judicial or administrative proceeding during such time that has resulted in a judgment, decree or final order enjoining the Company or such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

Structure of the Transaction

The Board has authorized the Transaction. The Transaction consists of a 1-for-16 reverse stock split, whereby each shareholder that would otherwise own a fraction of a share of our common stock following the Reverse Split will have such fractional share cancelled and converted into the right to receive $0.01 per pre-split share which resulted in such fractional share (or, stated differently, each holder of a fractional share of common stock following the Reverse Split will have the right to receive cash equal to the resulting fraction of a share multiplied by $0.16, the value of one whole post-split share). The Transaction is intended to take effect on the date we file articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Minnesota, or on any later date that we may specify in such articles of amendment, which we will refer to as the Effective Date.

As of the Effective Date, we will effect the Reverse Split, pursuant to which a holder of sixteen (16) shares of our common stock on the Record Date will hold one share of the common stock immediately after the Reverse Split. Any shareholder owning fewer than sixteen (16) shares of our common stock as of the Record Date will receive only the right to receive cash in exchange for the fractional share resulting from the reverse split and will no longer be a shareholder of the Company following completion of the Transaction. A shareholder owning sixteen (16) or more shares of common stock as of the Record Date will receive the number of whole shares of Common Stock resulting from Reverse Split and the right to receive cash in exchange for any fractional shares resulting from the Reverse Split. Following the Transaction, we expect that our common stock will be held of record by approximately 280 shareholders.

The Board has set the cash consideration to be paid for cashed-out fractional shares to be $0.01 for each pre-split share of common stock comprising each fractional share that is cashed out. The Board determined on behalf of the Company in good faith, based upon factors the Board deemed relevant, including the Fairness Opinion of Lake Street, that the Transaction is substantively and procedurally fair and in the best interests of Speed Commerce and all of its shareholders.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to and, if completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the SEC. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The Company’s Securities

On February 16, 2016, there were approximately 563 record holders of our common stock, not including holders in street name, and 96,619,907 shares of our common stock outstanding.

On October 6, 2015, the Company received approval from NASDAQ to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. This transfer was effective upon the opening of business on October 8, 2015.

On November 24, 2015, the Company received written notice from NASDAQ that is was not in compliance with the minimum stockholders’ equity requirements for continued listing on The NASDAQ Capital Market, which requires the issuing company of listed securities to maintain a minimum stockholders’ equity of $2.5 million. The reported stockholders’ equity for the period ending September 30, 2015 did not meet this minimum requirement. Further, the Company did not meet any of the alternatives to the minimum stockholders’ equity standard for continued listing requirements.

On January 12, 2016, the Company received a notification letter from NASDAQ indicating that it would delist and suspend trading in the Company’s shares effective at the open of business on Thursday, January 21, 2016. On January 21, 2016, the Company’s common stock was suspended from the NASDAQ Capital Market, and currently trades on the OTC Markets Group’s OTC Pink Market under the trading symbol SPDC.

NASDAQ filed with the Securities and Exchange Commission a Form 25 Notification of Removal of Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 with respect to the Company’s common stock on February 17, 2016. The Company’s common stock will be delisted from NASDAQ ten (10) calendar days from the date the Form 25 was filed with the Securities and Exchange Commission.

The following table shows the range of high and low sales prices per share of our common stock for the periods indicated:

Year ending March 31,		High	Low
2016:	First Quarter	$0.66	$0.19
	Second Quarter	$0.32	$0.13
	Third Quarter	$0.24	$0.05

Year ending March 31,		High	Low
2015:	First Quarter	$2.94	$0.64
	Second Quarter	$3.23	$2.22
	Third Quarter	$3.71	$2.49
	Fourth Quarter	$3.92	$3.01

Year Ended March 31,		High	Low
2014:	First Quarter	$2.76	$2.10
	Second Quarter	$3.84	$2.66
	Third Quarter	$4.67	$3.19
	Fourth Quarter	$4.59	$3.46

Year Ended March 31,		High	Low
2013:	First Quarter	$1.87	$1.45
	Second Quarter	$1.58	$1.17
	Third Quarter	$1.85	$1.59
	Fourth Quarter	$2.27	$1.79

On February 26, 2016, the closing price of our common stock on the OTC Pink was $0.01 per share.

During the past three years, the Company has made the following underwritten public offerings of its common stock:

●

On September 26, 2013, the Company entered into an underwriting agreement with Stifel, Nicolaus & Company, Incorporated, as representative of the underwriters named on Schedule I thereto, relating to the issuance and sale of 6,956,522 shares of the Company’s common stock at a price of $2.805 per share, which resulted in aggregate proceeds to the Company, before expenses, of $19,513,044; and

●

On April 16, 2015, the Company entered into subscription agreements with certain investors for the sale of 13,035,713 shares of our common stock, Series A Warrants to purchase up to 7,776,784 shares of our common stock and Series B Warrants to purchase 2,000,000 shares of our common stock. The securities were sold at a price of $0.56 per share of common stock and related Series A Warrant and Series B Warrant. The aggregate proceeds to the Company, before expenses, were approximately $7,300,000. Roth Capital Partners, LLC acted as exclusive placement agent in the offering.

We have never declared or paid any cash dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future.  The declaration or payment of dividends, if any, on our capital stock in the future is subject to the discretion of our Board of Directors and will depend on our earnings (if any), financial condition, capital requirements and other relevant factors.

As of February 16, 2016, there were outstanding options to purchase 605,881 shares of our common stock and outstanding warrants to purchase 10,610,117 shares of our common stock.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to the beneficial ownership of each class of our capital stock as of February 16, 2016 for (1) each person known by us to beneficially own more than 5% of any class of our voting securities, (2) each of our named executive officers, (3) each of our directors and (4) all of our named executive officers and directors as a group.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole investment and voting power with respect to its shares, subject to community property laws where applicable.  Unless otherwise indicated, each natural person is a citizen of the United States, and the address for each listed shareholder is c/o Speed Commerce, Inc., 1303 East Arapaho Road, Ste. 200, Richardson, TX 75081.  All share amounts as set forth below are prior to the completion of the Transaction. Percentage computations are based on 96,619,907 shares of our Common Stock outstanding as of February 16, 2016.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable and other convertible securities (including restricted stock units) vesting within 60 days of February 16, 2016 and, which are deemed to be outstanding and to be beneficially owned by the person holding such rights for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Management Shareholdings

The following table sets forth the number of shares of our common stock beneficially owned as of February 16, 2016 by each of our named executive officers, by each of our current directors and director nominees, and by all of our current directors and executive officers (including the named executive officers) as a group.

	Beneficial Ownership
Directors, and Executive Officers	Shares		Percent
R. Lynn Atchison	4,000	(1)	*
Stephen F. Duchelle	4,000	(1)	*
Timothy R. Gentz	85,231	(1)	*
Frederick C. Green IV	44,000	(1)	*
Scott A. Guilfoyle	7,100	(1)	*
Bradley J. Shisler	48,051	(1)	*
Dalton Edgecomb	-		*
Bruce Meier	-		*
All directors and executive officers as a group 9 persons at February 16, 2016	200,382	(1)	*

* Indicates ownership of less than one percent.

__________

(1)	Includes 4,000 shares of common stock issuable to each of our directors upon exercise of outstanding options exercisable and within sixty days of February 16, 2016.

Principal Shareholders

The following table provides information concerning the only persons known to us to be the beneficial owners of more than five percent (5%) of our outstanding common stock as of February 16, 2016.

5% Shareholders
SPDC Investment, LLC	6,948,191	(1)	7.19%
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Red Alder Group	6,948,191	(1)	7.19%
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Schuster Tanger	6,948,191	(1)	7.19%
Park Avenue Tower
65 East 55th Street
New York, New York 10022
DDC, Ltd./CDC Asset Ltd./DMC Asset Ltd./EJC Asset Ltd./WISE Capital Ltd./C. Daniel Cocanaugher	8,445,322	(2)	8.75%
6851 NE Loop 820, Suite 200
North Richland Hills, TX 76180
Prescott Group Capital Management, LLC	7,877,781	(3)	8.15%
1924 South Utica, Suite 1120
Tulsa, Oklahoma 74104
Jeffrey B. Zisk	7,851,315	(4)	8.12%
5346 Surrey Circle
Dallas, Texas 75209

* Indicates ownership of less than one percent.

_______________

(1)

According to the information provided in Schedule 13D/A, filed with the SEC by SPDC Investment, LLC, (“SPDC Fund”), on October 2, 2014, Red Alder Group GP, as the managing member of the SPDC Fund, and Mr. Schuster Tanger, as the managing member of Red Alder Group GP, may be deemed to beneficially own the shares owned by SPDC Fund. SPDC Fund, Red Alder GP and Mr. Tanger have the sole power to vote or direct the vote of and to dispose or direct the disposition of the 6,948,191 shares held by the SPDC Fund.

(2)

According to the information provided in Schedule 13D/A, filed with the SEC on November 3, 2015, Mr. C. Daniel Cocanougher individually as attorney in fact for his daughters and as the managing member of DDEC, Ltd.; CDC Asset Ltd.; DMC Asset Ltd; EJC Asset Ltd; and Wise Capital, Ltd, may be deemed to beneficially own the shares of the entities identified and have the sole power to vote or direct the vote of and to dispose or direct the disposition of the 8,445,322 shares of Common Stock held by the entities.

(3)

According to the information provided in Schedule 13G filed with the SEC by Prescott Group Capital Management, LLC, Prescott Group Aggressive Small Cap, LP, Prescott Group Aggressive Small Cap II, LP, Prescott Capital and Mr. Phil Frohlich may be deemed to beneficially own the shares of the entities identified and have the sole power to vote or direct the vote of and to dispose or direct the disposition of the 7,877,781 shares of Common Stock held by the entities.

(4)	According to information provided in Form 4, filed with the SEC by Mr. Zisk on May 1, 2015.

Management

Rebecca Lynn Atchison, Director, Age 53. Ms. Atchison has served as a director of the Company since October 2013. Since August 2006, she has been the Chief Financial Officer of HomeAway, Inc. (NASDAQ: AWAY), an internet-based operator of the world’s largest online marketplace for the vacation rental industry. Previously, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider, from February 2004 to August 2006. From October 2003 to January 2004, Ms. Atchison worked as a business consultant for Range Online Media, an internet marketing firm. From May 1996 to April 2003, Ms. Atchison served as Chief Financial Officer and Vice President of Finance and Administration of Hoover’s, Inc., a provider of online business information. From November 1994 to April 1996, Ms. Atchison served as Chief Financial Officer of Travelogix, Inc., a provider of travel ticketing systems software. From May 1990 to November 1994, Ms. Atchison worked as a consultant providing controller functions for software, technology and non-profit organizations, including Trilogy Development, a provider of sales automation software, and Austin American Technology. Prior to that, Ms. Atchison worked for eight years as an accountant with Ernst & Young LLP. Ms. Atchison holds a B.B.A. in accounting from Stephen F. Austin State University.

Stephen Duchelle, Director, Age 58. was appointed to the Board on April 1, 2014. Mr. Duchelle’s appointment filled a vacancy that arose from the retirement of director Keith A. Benson from the Company’s Board of Directors on May 31, 2014. Since October 2012, Mr. Duchelle has been the Vice President of e-commerce for Juicy Couture, a retail provider of women’s and girl’s apparel and accessories, which recently operated as Fifth & Pacific Companies, where he was responsible for its e-commerce business strategy and web operations. Previously, from August 2009 to September 2012, Mr. Duchelle served as the Vice President of e-commerce Strategy at GSI Commerce, Inc., now eBay Enterprise, a provider of e-commerce and interactive marketing services related to direct to consumers sales, where he was responsible for a portfolio of e-commerce clients providing e-commerce omni-channel consulting and client services support. Mr. Duchelle also served as the Senior Vice President of e-commerce for Belk, Inc., a retail provider of fashion apparel, shoes, and accessories, as well as additional house ware merchandise, from September 2007 to July 2009. Mr. Duchelle holds both a B.S. and M.S. degree from Virginia Tech as well as a M.B.A. from James Madison University.

Timothy R. Gentz, Director, Age 63. Mr. Gentz has served as a director of the Company since May 2004 and as Chairman of the Board since September 2011 and is Chair of the Governance and Nominating Committee. From January 2005 to June 2012, Mr. Gentz was a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the COO of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the COO and CFO for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical (NASDAQ), Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies. In May 2011, Mr. Gentz was elected as a director of TOBI, Inc. (TOAK.OB), an inactive bank holding company formerly known as Treaty Oak Bancorp, Inc.

Frederick C. Green IV, Director, Age 56. Mr. Green has served as a director of the Company since September 2009 and is Chair of the Compensation Committee and a member of the Strategic Transactions Committee. Mr. Green is the Chief Development Officer of Range Systems, Inc. and Sealed Mindset, LLC, companies providing live fire shooting products and services for the military, law enforcement and consumer communities. Previously, Mr. Green was the President of Jonaco Machine, a contract manufacturer to the aerospace and medical equipment industries. From 2005 to 2010, Mr. Green was the Managing Director of Denali Partners, LLC, a private equity firm that he co-founded in 2004. Jonaco Machine was previously a portfolio company of Denali Partners and was sold by Denali in late 2010. Previously, from 2002 to 2004, he founded and was the Managing Director of Marathon Partners LLC, a management firm for the portfolio companies of private equity firms. From 1999 to 2002, he served as the Chief Operating Officer of Bracknell Corporation, a $1.4 billion facilities infrastructure company with 33 locations in North America, and previously he was the President and CEO of Nationwide Electric, Inc., a national electrical installation and services company that was acquired by Bracknell. From 1996 to 1998, he was the President and CEO of Product Safety Resources, Inc., a company focused on electronic product safety information, and from 1988 to 1996, Mr. Green held various operations and leadership positions with Emerson Electric Co. (NYSE:EMR), a multinational manufacturer of a broad range of electrical, electromechanical and electronic products and systems, including: Vice President, General Manager, Process Flow; Vice President Marketing and Sales; and Vice President of Strategic Planning and Technology. Prior to joining Emerson Electric Mr. Green was a management consultant with McKinsey & Company.

Scott Guilfoyle, Director, Age 56. Mr. Guilfoyle has served as a director since July 2014. He joined eBay in 2008 as Chief Technology Officer of PayPal in charge of the PayPal payments platform operations. His other responsibilities at eBay included participating on the 12 member eBay leadership team and on the technology committee of the eBay Board of Directors and serving as Chief Information Officer of eBay and an executive director of the PayPal Bank Board in Luxembourg. Since his retirement from eBay in 2012, Mr. Guilfoyle has been serving as an angel investor and board advisor to several firms focused primarily in technology, e-commerce and payments. Prior to working at eBay, Mr. Guilfoyle served as Chief Information Officer of LendingTree from 2007 to 2008 and as Chief Information Officer of eCommerce and Card Services at Bank of America from 2002 to 2007. At Bank of America, he was responsible for leading the technology organization for online banking, credit card, debit and ATM, merchant services and mortgage services. While at Bank of America, Mr. Guilfoyle played a significant role in the acquisition and integration of MBNA Corporation, a leading provider of credit card and payment products. Mr. Guilfoyle began his professional career with General Electric, where he worked for 18 years, including as a Chief Information Officer overseeing multiple GE businesses, including GE Power Systems, GE Appliances, GE Plastics, GE ebusiness and GE Aviation Services. Mr. Guilfoyle holds a B.B.A from Wilmington College.

Bradley J. Shisler, Director, Age 43. Mr. Shisler has served as a director of the Company since February 2011 and is a member of the Compensation, Governance and Nominating, and Strategic Transactions Committees. Mr. Shisler currently serves on the board of directors of Pixelworks, Inc. (NASDAQ: PXLW), which creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images, and on the board of directors of RealManage Holdings, Inc., a community association management company. Mr. Shisler is a Managing Director of Condire Investors, LLC and is an employee of CPMG, Inc., both of which are Dallas-based investment management companies. From September 2007 until December 2008, Mr. Shisler served as a partner at Blue River Partners, L.L.C., a start-up private equity firm formed to make control investments in lower middle-market companies. Previously, from 1996 to 2007, Mr. Shisler was a principal of Willis Stein & Partners, a private equity fund with nearly $3 billion of equity capital under management. While at Willis Stein, Mr. Shisler served on the boards of directors of Baker & Taylor Corporation, a leading national distributor of books, DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of 96 companion animal veterinary hospitals throughout the U.S.; and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler has a M.B.A., with distinction, from the Kellogg School of Management at Northwestern University, as well as both a B.S. degree in chemical engineering and a B.A. degree in political science from Rice University.

Dalton Edgecomb, Interim Chief Executive Officer, Age 52. Mr. Edgecomb is a principal of Winter Harbor, LLC and has more than 20 years of experience advising companies through cash management and cost reduction, capital structure refinancing, crisis management and business plan development for restructuring purposes. He has participated in more than 50 successful turnaround engagements in a variety of industries including food and agribusiness, retail, textiles, healthcare, engineering and construction, energy, transportation, and industrial manufacturing. Since January 2012, Mr. Edgecomb has been a member and managing director of Winter Harbor, LLC. Prior to that time, Mr. Edgecomb was a managing director at Huron Consulting where, for approximately five years, he provided various business and consulting services.

Bruce Meier, Interim Chief Financial Officer, Age 48. Mr. Meier is a professional of Winter Harbor, LLC and has more than 25 years of diversified business experience including more than 17 years of providing interim management and advisory services to companies, lenders, and investors in distressed situations. His primary areas of concentration include financial management and performance improvement, strategic planning, development and evaluation of business plans, as well as formulating debt restructuring plans and divesting of unprofitable and/or non-strategic operations and assets. For the past one and one-half years Mr. Meier has been an employee of Winter Harbor, LLC. Prior to Winter Harbor, LLC, Mr. Meier worked for Alvarez and Marsal for 6 years as a senior director in the corporate restructuring group.

Each director and executive officer is a citizen of the United States, and the address for each director and executive officer is c/o Speed Commerce, Inc., 1303 East Arapaho Road, Ste. 200, Richardson, TX 75081. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any such person been party to any judicial or administrative proceeding during such time that has resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of a violation of federal or state securities laws.

FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

Summarized below are certain material federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those shareholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that each shareholder is a United States citizen and has held, and will hold, shares of common stock as capital assets under the Internal Revenue Code of 1986, as amended (the “Code”). Each shareholder should consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of its specific circumstances.

Tax Consequences to the Company

We believe that the Transaction should be treated as a tax-free “recapitalization” for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to us. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Transaction.

Tax Consequences to Shareholders Who Receive Only Common Stock and Do Not Receive Cash in the Transaction

Based on our belief that the Transaction should be treated as a tax-free “recapitalization” for federal income tax purposes, a shareholder who receives only one or more shares of common stock and no cash as a result of the Transaction should not recognize gain or loss in the Transaction. The adjusted tax basis of a shareholder in the common stock received after the Reverse Split should be the same as the adjusted tax basis of the common stock held prior to the Reverse Split exchanged therefor, and the holding period of the common stock received after the reverse split should include the holding period of the common stock held prior to the Reverse Split exchanged therefor.

Tax Consequences to Shareholders Who Receive Cash in the Transaction

A shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, will recognize capital gain or loss on the Transaction, for United States federal income tax purposes, equal to the difference between the cash received for the common stock and the aggregate adjusted tax basis in such stock.

Although the matter is not free from doubt, a shareholder who receives a cash payment for a fractional share of our common stock as a result of the Transaction and continues to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold shares of our common stock directly, immediately after the Transaction, should recognize capital gain or loss on the Transaction, for United States federal income tax purposes, in the same manner as set forth in the previous paragraph, provided that such shareholder’s receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below.

Not Essentially Equivalent to a Dividend. A shareholder will satisfy the “not essentially equivalent to a dividend” test under the Code if the reduction in such shareholder’s proportionate interest in the Company resulting from the Transaction (taking into account for this purpose the shares of our stock constructively owned by such shareholder because such shareholder is related to certain persons or entities holding shares of stock in the Company or because such shareholder holds options to acquire shares of stock in the Company) is considered a “meaningful reduction” given such shareholder’s particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

Substantially Disproportionate Redemption of Stock. The receipt of cash in the Transaction in exchange for a shareholder’s shares of our common stock will be a “substantially disproportionate redemption of stock” under the Code if the percentage of the outstanding shares of stock of the Company owned by such shareholder (taking into account for this purpose the shares of our stock constructively owned by such shareholder because such shareholder is related to certain persons or entities holding shares of stock in the Company or because such shareholder holds options to acquire shares of stock in the Company) immediately after the Transaction is less than 50% of all outstanding shares and less than 80% of the percentage of shares of stock owned by such shareholder immediately before the Transaction.

In applying these tests, certain attribution rules apply. A shareholder may be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to the shareholder and the shareholder may be treated as owning the stock of the Company for which the shareholder holds options to acquire such stock. A shareholder should consult its tax advisor as to whether and to what extent the attribution rules apply to such shareholder.

Capital gain or loss recognized will be long-term if the shareholder’s holding period with respect to the stock surrendered is more than one year at the time of the Transaction. The deductibility of capital loss is subject to limitations.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific shareholder. Our views regarding the tax consequences of the Transaction are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Services or the courts would accept the positions expressed above. Accordingly, we recommend that shareholders consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Transaction, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of financial information was derived from our audited financial statements as of and for the years ended March 31, 2013, March 31, 2014 and March 31, 2015 and from our unaudited interim financial statements as of and for the nine (9) months ended December 31, 2014 and December 31, 2015. In the opinion of management, all adjustments (consisting only of normal year-end accruals) which are necessary for a fair presentation of the Company’s financial position and results of operations, have been included. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes thereto. Our audited financial statements as of and for the years ended March 31, 2013, March 31, 2014 and March 31, 2015 are hereby incorporated herein by reference to our Annual Report on Form 10-K for the year ended March 31, 2015 filed with the Commission on June 15, 2015. Our unaudited financial statements as of and for the nine (9) months ended December 31, 2014 and December 31, 2015 are hereby incorporated herein by reference to our Quarterly Report on Form 10-Q filed with the Commission on February 16, 2016.

SUMMARY FINANCIAL INFORMATION

	For the Nine Months Ended December 31,		Fiscal Year March 31,
(in thousands, except per share data)	2015	2014	2015	2014	2013
	(Unaudited)	(Unaudited)
Sales	$99,152	$83,384	$120,008	$107,079	$54,500
Gross profit	15,076	19,288	14,608	18,107	9,766
Income (Loss) from continuing operations	(100,323)	(12,097)	(42,632)	(7,579)	(5,108)
Net loss	$(99,761)	$(21,704)	$(56,026)	$(26,566)	$(11,797)

Per weighted-average common shares outstanding:
Income (Loss) from continuing operations (1)	$(1.22)	$(0.25)	$(0.71)	$(0.13)	$(0.41)
Net loss (1)	$(1.22)	$(0.39)	$(0.91)	$(0.44)	$(0.27)

Weighted average common shares outstanding	82,247	65,561	65,672	60,775	43,529

____________

(1)	Basic and diluted income/(loss) per share are the same.

	December 31,		March 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)
Total current assets	$38,088	$45,860	$35,585	$123,526
Property and equipment, net	7,922	24,111	23,072	15,409
Goodwill	10,358	62,976	45,002	30,665
Intangible assets, net	11,994	43,950	42,355	19,596
Other assets	6,683	19,321	12,268	13,492
Total Assets	$75,045	$196,218	$158,282	$202,688

Total current liabilities, excluding debt	$37,886	$41,717	$36,177	$107,080
Total debt	112,744	100,479	99,606	40,846
Total shareholders’ (deficit) equity	(86,694)	39,887	5,636	51,395
Total liabilities and shareholders’ (deficit) equity	$75,045	$196,218	$158,282	$202,688

Book value per common share	$(0.90)	$0.60	$0.09	$0.79

Book Value Per Share

Our book value per share of common stock as of December 31, 2015 was ($0.90) based on 96,619,907 shares of common stock outstanding and common stockholders’ equity of ($86,694,000).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain statements of a non-historical nature constituting “forward-looking statements.” Such forward-looking statements may be identified by the use of terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “should,” or “continue” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results currently anticipated or projected. Such factors include, among other things, the following: the Company’s ability to complete the Transaction; the benefits of the Transaction to the Company and to the shareholders who will receive cash for their shares in the Transaction; and other matters discussed in our “Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and subsequent public filings. We undertake no obligation to release publicly the result of any revisions to these forward-looking statements, except as required by law, including under Rule 13e-3 under the Exchange Act to reflect any material Changes in information previously disclosed. The “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, however, do not apply to going private transactions.

ADDITIONAL INFORMATION

In connection with the Transaction, you may wish to review the reports, proxy statements and other information that the Company has filed with the Securities and Exchange Commission (“SEC”). You can read and copy any materials that the Company has filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company has filed its reports and proxy statements with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding the Company. The address of the SEC Internet site is http://www.sec.gov.

Annex A

CONFIDENTIAL

February 26, 2016

Board of Directors of Speed Commerce, Inc.

1303 E. Arapaho Road, Suite 200

Richardson, TX 75081

Members of the Speed Commerce Board of Directors:

We understand that Speed Commerce, Inc. (“Speed” or the “Company”) is considering a 1-for-16 reverse stock split (the “Reverse Split”), which will include a cash payment to any holder of common stock in exchange for any fractional share of common stock such holder would otherwise have held following the Reverse Split (such portion of a share, a “Fractional Share;” and each such holder, a “Fractional Holder”), pursuant to the structure of the Reverse Split chosen by the Board of Directors of the Company and described to us by the Company and its legal counsel. Each Fractional Holder will receive a cash payment for its Fractional Share in the amount of $0.01 per pre-split share resulting in such Fractional Share (the “Consideration;” and the payment of the Consideration, together with the Reverse Split, the “Transaction”).

You have requested our opinion as to the fairness from a financial point of view, to a Fractional Holder with respect to its Fractional Share, of the Consideration to be received by such Fractional Holder in the Transaction for its Fractional Share. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Transaction, the structure used by the Company for the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Speed might engage.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and other valuations for estate, corporate and other purposes.  We will receive a fee from the Company for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. Further, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise in relation to our engagement.  In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We also have provided research coverage on the Company’s common stock from time to time.  We have performed financial services for the Company in the past and have received customary fees and expense reimbursements for such services. Specifically, during the two years preceding the date of this opinion, we served as the Company’s financial advisor for the acquisition of Fifth Gear, LLC, completed on November 24, 2014.

In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:

(i)	reviewed certain business, financial and other information and data with respect to Speed publicly available or made available to us from internal records of Speed;

(ii)	reviewed certain internal financial projections for Speed, prepared for financial planning purposes and furnished to us by Speed;

(iii)	conducted discussions with members of the senior management with respect to the past and present operations of the business and prospects of Speed;

(iv)	compared the financial performance of Speed with that of publicly traded companies deemed by us to be comparable to Speed;

(v)	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(vi)	performed a discounted cash flows analysis for Speed, based on projected financial performance prepared by the management of Speed;

(vii)	reviewed the historical market prices and trading activity of Speed’s common stock; and

(viii)	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have assumed that there have been no material changes in Speed’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.  Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that Speed is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Transaction.  With respect to financial forecasts and forward-looking information relating to Speed and the Transaction reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of Speed management.  We express no opinion as to any financial forecasts or other estimates or forward-looking information of Speed or the assumptions on which they were based.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Speed or concerning the solvency or appraised or fair value of Speed, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of Speed.  We express no opinion regarding the liquidation value of any entity.  The analyses we performed in connection with this opinion were going concern analyses of an entity.  We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which either Speed or its affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters.  No company or transaction used in any analysis for purposes of comparison is identical to Speed or the Transaction, respectively.  Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Speed and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies.

2

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.  We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is furnished pursuant to our engagement letter dated January 29, 2016.  This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Transaction.  This opinion is not intended to be and does not constitute a recommendation to the Company or its shareholders.  This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval, except that this opinion may, if required by law, be included in its entirety in any filing made by Speed with the Securities and Exchange Commission in connection with the Transaction.  This opinion has been approved by the Lake Street Capital Markets, LLC fairness opinion committee.

This opinion addresses solely the fairness from a financial point of view, to a Fractional Holder with respect to its Fractional Share, of the Consideration to be paid by the Company to such Fractional Holder for its Fractional Share and does not address any other term or agreement relating to the Transaction or to the shareholders of the Company who are not Fractional Holders. We are not expressing any opinion herein as to the price at which shares of common stock of Speed have traded or may trade following announcement or consummation of the Transaction, or at any future time. We did not consider any benefits that may inure to any shareholder of Speed as a result of the Transaction or any related transactions other than in such party’s capacity as a Fractional Holder receiving cash for its Fractional Share, and we express no opinion as to the amount, nature or fairness of any consideration or items to be received in or as a result of the Transaction by other shareholders or persons relative to or in comparison with the Consideration to be received by a Fractional Holder for its Fractional Share. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, the structure or tax effects of the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction.  This opinion should not be considered legal or tax advice. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. With your consent and at your direction, we have assumed the Transaction does not involve a change of control under applicable state law.

The Board acknowledges that we delivered a prior opinion on February 16, 2016 (the “Prior Opinion”) and that this opinion, when delivered, will supersede the Prior Opinion in all respects and for all purposes. Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by a Fractional Holder in the Transaction for its Fractional Share is fair, from a financial point of view, to such Fractional Holder with respect to its Fractional Share.

Sincerely,

Lake Street Capital Markets, LLC

3

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CAPITAL MARKETS

# Fairness Opinion

February 26, 2016

Prepared for the Board of Directors of:

speed commerce

--Confidential--

# Disclaimer

With your consent we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information used by us, including information publicly available, or furnished to or otherwise discussed with us by the Company, its representatives and its advisors. With respect to financial forecasts and other information provided to or otherwise discussed with us by the Company, its representatives and its advisors, we have assumed, upon advice of the Company, that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments as to the expected future financial performance of the Company and that the Company will perform substantially in accordance with such forecasts. We have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company. We were not requested to address, and our opinion does not address, the Company's underlying business decision to pursue the Transaction.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of Speed have traded or may trade following announcement or consummation of the Transaction or at any future time. We have acted as financial advisor to the Board of Directors of the Company in connection with the proposed transaction and will receive a fee for our services, including for providing our opinion, that is not contingent upon the consummation of the transaction. Additionally, the Company has agreed to indemnify us for certain liabilities and reimburse us for any out- of- pocket expenses associated with analyzing the transaction and rendering our opinion, subject to certain limitations.

These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Board of Directors of the Company, and may not be reproduced, disseminated, quoted, summarized or referred to, in whole or in part, except that these materials may, if required by law, be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Transaction.

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--Confidential--

# Table of Contents

I. Speed Commerce Overview

II. Overview of Proposed Transaction

III. Summary of Due Diligence Procedures

IV. Valuation Analysis

Appendix

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--Confidential--

# Speed Overview

- Speed provides e-commerce and fulfillment services to retailers and manufacturers in North America. It offers Web platform development and hosting, order management, fulfillment, logistics, and contact center services, which provide customers with transaction-based services and information management tools.
- On 9 July 2014, Speed sold its retail distribution business (Navarre) to WYNIT Distribution. On November 24, 2014, Speed acquired Fifth Gear, LLC, an e-commerce services provider focused on specialty retailers in North America.
- Speed operates in a highly competitive and fragmented environment of e-commerce fulfillment providers, transportation logistics providers and business process outsourcers.
- During fiscal 2015 five customers accounted for 42% of revenue and in April 2015 its largest customer Ascena Retail, which accounted for 19% of fiscal 2015 revenue, terminated their contract with Speed to bring those services in house.
- Funding for operations has primarily been provided using debt.
- According to the Company's financial statements, as of December 31, 2015, the Company had $111.8 million in net debt and stockholders' equity was a negative $87.8 million.
- Speed has been in default on its secured credit agreement and on January 12, 2016, the Company publicly announced it does not anticipate that it will be able to cure, or receive a waiver of, this default.

Source: Company SEC fillings and statements of management

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--Confidential--

# Speed Overview

- **Recent Revenue**
  - Speed operates on a March fiscal year and for the Last Twelve Months ("LTM") ended December 31, 2015, Speed reported revenue of $135.8 million.
  - Management is projecting revenue of $105.7 million in CY2016, a decrease of 22% over CY2015
- **Recent EBITDA**
  - Speed reported LTM EBITDA as of December 31, 2015 of negative $19.6 million.
  - Management is projecting EBITDA of $0.42 million in CY2016.
- **Recent Balance Sheet**
  - The Company's net debt as of December 31, 2015 was $111.8 million increased 15% over the $97.3 million in net debt as of December 31, 2014.

Source: Company SEC fillings and statements of management

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--Confidential--

# SPDC Summary P&L and Adjusted EBITDA (Fiscal Year)

## Speed Commerce Fiscal Year Financials

($ in millions)

| Fiscal Year Ends 3/31 | Act. | Fcst | Fcst | Fcst | Fcst |
|---|---|---|---|---|---|
| | LTM (Dec. '15) | FY 2016 | FY 2017 | FY 2018 | FY 2019 |
| Revenue | $135.81 | $127.84 | $98.59 | $103.78 | $120.67 |
| Cost of Sales | $125.39 | $108.69 | $79.19 | $81.55 | $91.31 |
| **Gross Profit** | **$10.43** | **$19.15** | **$19.40** | **$22.23** | **$29.36** |
| Sales & Marketing | $2.60 | $2.62 | $2.14 | $2.28 | $2.81 |
| General & Administrative | $112.07 | $91.51 | $8.93 | $8.59 | $9.39 |
| Information Technology | $5.82 | $5.66 | $5.76 | $5.71 | $6.25 |
| Stock-Based Compensation | $0.74 | $0.61 | $0.72 | $0.76 | $0.95 |
| Depreciation & Amortization | $14.44 | $17.94 | $26.73 | $8.93 | $10.43 |
| Total Operating Expenses | $135.67 | $118.35 | $44.28 | $26.27 | $29.83 |
| **Income (loss) from operations** | **-$125.24** | **-$99.20** | **-$24.88** | **-$4.04** | **-$0.47** |
| Interest income (expense), net | -$15.56 | -$13.33 | $0.00 | $0.00 | $0.00 |
| Loss on early extinguishment of debt, net | $0.00 | $0.00 | $0.00 | $0.00 | $0.00 |
| Other income (loss), net | $10.01 | $2.99 | $0.00 | $0.00 | $0.00 |
| **Income (loss) from continuing operations** | -$130.79 | -$109.54 | -$24.88 | -$4.04 | -$0.47 |
| Income tax benefit (expense) | $0.98 | $0.85 | $0.00 | $0.00 | $0.00 |
| Net income (loss) from continuing operations | -$129.81 | -$108.69 | -$24.88 | -$4.04 | -$0.47 |
| **EBITDA:** | | | | | |
| Total EBITDA Adjustments[1] | $129.99 | $105.80 | $27.27 | $8.93 | $10.43 |
| **Adjusted EBITDA** | **-$19.64** | **-$8.89** | **$1.84** | **$4.89** | **$9.97** |

Source: Company management
(1) EBITDA adjustments provided by Speed management, see following page for detailed adjustment breakout

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--Confidential--

# SPDC Adjusted EDITDA Calculation (Fiscal Year)

## Speed Commerce Fiscal Year EBITDA

($ in millions)
Fiscal Year Ends 3/31

| | Act. LTM (Dec. '15) | Fcst FY 2016 | Fcst FY 2017 | Fcst FY 2018 | Fcst FY 2019 |
|---|---|---|---|---|---|
| **Adjusted EBITDA:** | | | | | |
| Net loss from continuing operations, as reported | -$129.81 | -$108.69 | -$24.88 | -$4.04 | -$0.47 |
| Interest expense, net | $15.56 | $13.33 | $0.00 | $0.00 | $0.00 |
| Income tax expense | -$0.98 | -$0.85 | $0.00 | $0.00 | $0.00 |
| Loss on early extinguishment of debt, net | $1.35 | $1.35 | $0.00 | $0.00 | $0.00 |
| Depreciation and amortization | $14.44 | $17.94 | $26.73 | $8.93 | $10.43 |
| Share-based compensation | $0.74 | $0.61 | $0.00 | $0.00 | $0.00 |
| Mark-to-market adjustment on warrants | -$11.37 | -$4.26 | $0.00 | $0.00 | $0.00 |
| Goodwill and intangible impairment | $90.43 | $71.67 | $0.00 | $0.00 | $0.00 |
| **Adjusted EBITDA[(1)]** | **-$19.64** | **-$8.89** | **$1.84** | **$4.89** | **$9.97** |

Source: Company management
(1) EBITDA adjustments provided by Speed management

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--Confidential--

# SPDC Summary P&L and Adjusted EBITDA (Calendar Year)

## Speed Commerce Calendar Year Adjusted Financials

($ in millions)

| Adjusted to CY ending 12/31 | Act. CY 2015 | Fcst CY 2016 | Fcst CY 2017 | Fcst CY 2018 |
|---|---|---|---|---|
| Revenue | $135.81 | $105.70 | $101.11 | $116.62 |
| Cost of Sales | $125.39 | $85.46 | $80.95 | $88.97 |
| **Gross Profit** | **$10.43** | **$20.24** | **$20.16** | **$27.65** |
| Sales & Marketing | $2.60 | $2.24 | $2.17 | $2.64 |
| General & Administrative | $112.07 | $11.22 | $8.61 | $9.19 |
| Information Technology | $5.82 | $5.81 | $5.77 | $6.11 |
| Stock-Based Compensation | $0.74 | $0.72 | $0.73 | $0.89 |
| Depreciation & Amortization | $14.44 | $26.73 | $13.54 | $10.07 |
| Total Operating Expenses | $135.67 | $46.72 | $30.83 | $28.91 |
| **Income (loss) from operations** | **-$125.24** | **-$26.48** | **-$10.67** | **-$1.26** |
| Interest income (expense), net | -$15.56 | $0.00 | $0.00 | $0.00 |
| Loss on early extinguishment of debt, net | $0.00 | $0.00 | $0.00 | $0.00 |
| Other income (loss), net | $10.01 | $0.00 | $0.00 | $0.00 |
| **Income (loss) from continuing operations** | -$130.79 | -$26.48 | -$10.67 | -$1.26 |
| Income tax benefit (expense) | $0.98 | $0.00 | $0.00 | $0.00 |
| Net income (loss) from continuing operations | -$129.81 | -$26.48 | -$10.67 | -$1.26 |
| **Adjusted EBITDA:** | | | | |
| Total EBITDA Adjustments[1] | $129.99 | $30.06 | $13.61 | $10.07 |
| **Adjusted EBITDA** | **-$19.64** | **$0.42** | **$2.87** | **$8.81** |

Source: Company management

(1) EBITDA adjustments provided by Speed management, see following page for detailed adjustment breakout

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--Confidential--

# SPDC Adjusted EDITDA Calculation (Calendar Year)

## Speed Commerce Calendar Year EBITDA

($ in millions)

Adjusted to CY ending 12/31

| | Act. CY 2015 | Fcst CY 2016 | Fcst CY 2017 | Fcst CY 2018 |
|---|---|---|---|---|
| **Adjusted EBITDA:** | | | | |
| Net loss from continuing operations, as reported | -$129.81 | -$26.48 | -$10.67 | -$1.26 |
| Interest expense, net | $15.56 | $0.00 | $0.00 | $0.00 |
| Income tax expense | -$0.98 | $0.00 | $0.00 | $0.00 |
| Loss on early extinguishment of debt, net | $1.35 | $0.00 | $0.00 | $0.00 |
| Depreciation and amortization | $14.44 | $26.73 | $13.54 | $10.07 |
| Share-based compensation | $0.74 | $0.18 | $0.00 | $0.00 |
| Mark-to-market adjustment on warrants | -$11.37 | $0.00 | $0.00 | $0.00 |
| Goodwill and intangible impairment | $90.43 | $0.00 | $0.00 | $0.00 |
| **Adjusted EBITDA[(1)]** | **-$19.64** | **$0.42** | **$2.87** | **$8.81** |

Source: Company management

(1) EBITDA adjustments provided by Speed management

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--Confidential--

# Speed Stock Price Trading History – Last 12 Months

- Speed Commerce stock is traded on the OTC exchange under the symbol OTCPK:SPDC

Price
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
02/25/15
03/25/15
04/25/15
05/25/15
06/25/15
07/25/15
08/25/15
09/25/15
10/25/15
11/25/15
12/25/15
01/25/16
02/25/16

| | Feb-15 | Mar-15 | Apr-15 | May-15 | Jun-15 | Jul-15 | Aug-15 | Sep-15 | Oct-15 | Nov-15 | Dec-15 | Jan-16 | Feb-16 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| High Price | $0.94 | $0.82 | $0.66 | $0.37 | $0.37 | $0.32 | $0.28 | $0.23 | $0.24 | $0.22 | $0.15 | $0.07 | $0.04 |
| Low Price | $0.71 | $0.59 | $0.30 | $0.19 | $0.24 | $0.19 | $0.13 | $0.14 | $0.15 | $0.06 | $0.05 | $0.01 | $0.01 |

Source: S&P Capital IQ, trading data as of 2/25/2016

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--Confidential--

# Summary of Proposed Transaction

- Speed is proposing to undertake a reverse stock split transaction that, according to management of Speed, would have the effect of reducing the number of record holders below 300 and allow for termination of SEC reporting obligations.

- Reverse split of 1-for-16 wherein any holder who would otherwise receive a fractional share following the reverse split will receive, in lieu of such fractional share, a cash payment in the amount of $0.01 for each pre-split share that would otherwise have been represented by the fractional share following the Reverse Split.

- Summary of Terms:

**SPDC Proposed Transaction Summary Valuation**

*Data in Millions, except per share numbers*

| | |
|---|---|
| Proposed Cash-Out Price Per Pre-Split Share[(1)] | $0.01 |
| Shares Outs.[(2)] | 96.62 |
| Implied Market Capitalization | $0.97 |
| Less: Total Cash[(3)] | $5.07 |
| Plus: Total Debt[(4)] | $116.91 |
| Implied Enterprise Value | $112.81 |

(1) Proposed cash-out price per pre-split share for proposed transaction as determined by Speed Board of Directors
(2) Shares outstanding of 96.62M as provided by Speed management
(3) Cash balance as provided by Speed mgmt. and reflected in draft 12/31/2015 10Q
(4) Debt balance as provided by Speed mgmt. and reflected in draft 12/31/2015 10Q

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--Confidential--

# Due Diligence Procedures

- In connection with our review of the Transaction, and in arriving at our opinion, we have, among other things:
  - Reviewed certain business, financial and other information and data with respect to Speed publicly available or made available to us from internal records of Speed;
  - Reviewed certain internal financial projections for Speed, prepared for financial planning purposes and furnished to us by Speed;
  - Conducted discussions with members of the senior management with respect to the past and present operations of the business and prospects of Speed;
  - Compared the financial performance of Speed with that of publicly traded companies deemed by us to be comparable to Speed;
  - Reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;
  - Performed a discounted cash flows analysis for Speed, based on projected financial performance prepared by the management of Speed;
  - Reviewed certain publicly available information and stock price data for reverse stock split transactions;
  - Reviewed the historical market prices and trading activity of Speed's common stock; and
  - Conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.
- Lake Street did not assume responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it concerning the transaction, including without limitation, any financial information considered in connection with this presentation and our opinion
- Accordingly, for purposes of this presentation and our opinion, Lake Street has, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information

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--Confidential--

# Comparable Public Company Analysis

- Lake Street analyzed the public market statistics of certain companies it deemed comparable to Speed and examined various operating performance, trading statistics and information relating to those companies
- We screened for companies with an enterprise value less than $1.5 billion, within the e-commerce fulfillment/services and logistics markets
- From our analysis we selected the following eight companies based on our belief their businesses and operating profiles are reasonably comparable to those of the Company:
  - E-commerce focused fulfillment and services providers:
    - Sykes Enterprises, Inc. (SYKE)
    - Harte-Hanks, Inc. (HHS)
    - PFSweb Inc. (PFSW)
    - StarTek (SRT)
  - Broader third-party logistics providers:
    - Forward Air Corp. (FWRD)
    - Roadrunner Transportation Systems (RRTS)
    - Universal Truckload Services Inc. (UACL)
    - Radiant Logistics, Inc. (RLGT)

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--Confidential--

# Comparable Public Companies

| ($ in Millions) | Enterprise | EV / Revenue | | | EV / EBITDA | | |
|---|---|---|---|---|---|---|---|
| Company | Value | LTM | CY 2015E[1] | CY 2016E | LTM | CY 2015E[1] | CY 2016E |
| ***eCommerce & Fulfilment Services*** | | | | | | | |
| Sykes Enterprises, Incorporated (SYKE) | $1,136.9 | 0.9x | 0.9x | 0.9x | 7.4x | 7.6x | 7.0x |
| Harte-Hanks Inc. (HHS) | $270.7 | 0.5x | 0.5x | 0.6x | 7.4x | 7.4x | 5.3x |
| PFSweb Inc. (PFSW)[2] | $248.8 | 1.4x | 1.4x | 1.1x | 12.4x | 12.6x | 10.0x |
| StarTek, Inc. (SRT) | $106.7 | 0.4x | 0.4x | 0.3x | NM | NM | NM |
| ***Third-party Logistics*** | | | | | | | |
| Forward Air Corp. (FWRD) | $1,278.7 | 1.3x | 1.3x | 1.2x | 9.1x | 10.8x | 8.0x |
| Roadrunner Transportation (RRTS) | $879.2 | 0.4x | 0.4x | 0.4x | 6.8x | 6.8x | 6.2x |
| Universal Truckload Services Inc. (UACL) | $680.3 | 0.6x | 0.6x | 0.6x | 6.2x | 6.3x | 6.0x |
| Radiant Logistics, Inc. (RLGT) | $193.5 | 0.3x | 0.3x | 0.2x | 9.1x | 9.1x | 5.4x |
| ***25th Percentile*** | **$207.3** | **0.4x** | **0.4x** | **0.4x** | **6.8x** | **6.8x** | **5.4x** |
| ***Median*** | **$475.5** | **0.6x** | **0.6x** | **0.6x** | **7.4x** | **7.6x** | **6.2x** |
| ***75th Percentile*** | **$1,072.5** | **1.2x** | **1.2x** | **1.0x** | **9.1x** | **10.8x** | **8.0x** |

| ($ in Millions) | | Implied Enterprise Value | | |
|---|---|---|---|---|
| Metric | Statistic[3] | 25th | Median | 75th |
| **Revenue** | | | | |
| CY2015A | $135.8 | $53.5 | $78.1 | $165.8 |
| CY2016E | $105.7 | $38.4 | $60.5 | $110.0 |
| **EBITDA** | | | | |
| CY2015A | -$19.6 | NM | NM | NM |
| CY2016E | $0.4 | $2.3 | $2.6 | $3.4 |

| ($ in Millions, except per share) | | Implied Equity Value Per Share[4] | | |
|---|---|---|---|---|
| Metric | Statistic[3] | 25th | Median | 75th |
| **Revenue** | | | | |
| CY2015A | $135.8 | -$0.60 | -$0.35 | $0.56 |
| CY2016E | $105.7 | -$0.76 | -$0.53 | -$0.02 |
| **EBITDA** | | | | |
| CY2015A | -$19.6 | NM | NM | NM |
| CY2016E | $0.4 | -$1.13 | -$1.13 | -$1.12 |

Source: Market data as of 2/25/2016, historical and projected financials for comparable companies sourced via S&P Capital IQ
(1) Actual reported financials for Harte-Hanks, Forward Air, Roadrunner, StarTek and Radiant Logistics
(2) Revenue displayed as per mgmt. service fee revenue guidance, EBITDA multiple adjusted as per mgmt. to include EBITDA plus stock based comp., acquisition related costs, restructuring and other charges
(3) Speed revenue and EBITDA financials provided by company mgmt.
(4) Assumes $111.8M net debt balance, and 96.6M shares outstanding

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--Confidential--

# Valuation Analysis – Growth and Leverage Statistics

| ($ in Millions) Company | Total Debt | Net Debt | Total Capital | Net Debt / Total Capital | Total Debt / LTM EBITDA | EBIT / LTM Int. Expense | 2 Year CAGR[1] Revenue | '15E - '16E Growth[2] Revenue | '15E - '16E Growth[2] EBITDA |
|---|---|---|---|---|---|---|---|---|---|
| ***eCommerce & Fulfilment Services*** | | | | | | | | | |
| Sykes Enterprises, Incorporated (SYKE) | $70.0 | -$156.7 | $1,136.9 | NM | 0.5x | 47.0x | 0.3% | 4.0% | 9.0% |
| Harte-Hanks Inc. (HHS) | $75.9 | $75.9 | $270.7 | 28% | 2.1x | 4.7x | -5.9% | -1.0% | 38.8% |
| PFSweb Inc. (PFSW)[3] | $38.4 | $25.4 | $248.8 | 10% | 1.9x | 1.0x | 27.5% | 23.7% | 26.3% |
| StarTek, Inc. (SRT) | $37.4 | $36.6 | $106.7 | 34% | NM | NM | 12.3% | 14.2% | NM |
| ***Third-party Logistics*** | | | | | | | | | |
| Forward Air Corp. (FWRD) | $84.7 | $51.4 | $1,278.7 | 4% | 0.6x | 39.9x | 14.7% | 7.2% | 35.1% |
| Roadrunner Transportation (RRTS) | $439.4 | $430.7 | $879.2 | 49% | 3.4x | 5.0x | 3.8% | 1.1% | 9.5% |
| Universal Truckload Services Inc. (UACL) | $248.1 | $237.9 | $680.3 | 35% | 2.3x | 9.4x | -1.5% | 2.5% | 1.9% |
| Radiant Logistics, Inc. (RLGT) | $47.2 | $37.0 | $193.4 | 19% | 2.2x | 3.1x | 53.2% | 22.2% | 43.6% |
| ***25th Percentile*** | **$40.6** | **$28.2** | **$207.3** | **10%** | **0.6x** | **3.1x** | **-1.0%** | **1.4%** | **9.0%** |
| ***Median*** | **$73.0** | **$44.2** | **$475.5** | **28%** | **2.1x** | **5.0x** | **8.0%** | **5.6%** | **26.3%** |
| ***75th Percentile*** | **$207.2** | **$197.4** | **$1,072.5** | **35%** | **2.3x** | **39.9x** | **24.3%** | **20.2%** | **38.8%** |
| **Speed Commerce, Inc.[4][5]** | **$116.9** | **$111.8** | **$112.9** | **99%** | **NM** | **NM** | **-20.2%** | **-22.2%** | **NM** |

Source: S&P Capital IQ market data as of 2/25/2016
(1) Two year CAGR calculated as CY2014 to CY2016E
(2) Actual reported financials for Harte-Hanks, Forward Air and Roadrunner
(3) Revenue displayed as per mgmt. service fee revenue guidance, EBITDA multiple adjusted as per mgmt. to include EBITDA plus stock based comp., acquisition related costs, restructuring and other charges
(4) Speed financials and projections provided by company mgmt.
(5) Speed EBIT calculated as adjusted EBITDA plus depreciation and amortization

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--Confidential--

# Analysis of Precedent M&A Transactions

- Lake Street performed a precedent transaction analysis, which is designed to imply a value of a company, based on publicly available financial terms, of selected transactions that share some characteristics of this transaction
- We analyzed transactions with an enterprise value less than $1 billion, within the e-commerce fulfillment/services and logistics markets, involving strategic or financial sponsor buyers, which resulted in selecting 20 transactions
- We did not seek to evaluate Rule 13e-3 transactions accomplished through a reverse stock split
- For each transaction, we used the latest financial information publicly available at the time of announcement to determine the transaction multiples
- Please note that these were based on change-of-control transactions, whereas our opinion assumes the Transaction will not be deemed a change of control transaction under state law

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# Analysis of Precedent M&A Transactions

| *($ in Millions)* | | | Implied Enterprise | Implied EV / | |
|---|---|---|---|---|---|
| Date | Target | Buyer | Value | LTM Revenue | LTM EBITDA |
| 11/14/2015 | Fulfillment Tech. | Singapore Post Ltd. | $175 | NA | NA |
| 7/28/2015 | Stagecoach Cartage & Distribution | Roadrunner Transportation Systems, Inc. | $35 | 1.0x | 5.0x |
| 6/9/2015 | Borderfree, Inc. | Pitney Bowes International Holdings, Inc. | $338 | 2.7x | NM |
| 4/2/2015 | Wheels Group Inc. | Radiant Global Logistics Ltd. | $80 | 0.3x | 13.5x |
| 2/12/2015 | Digital River Inc. | Siris Capital Group, LLC | $593 | 1.6x | 16.6x |
| 11/24/2014 | Fifth Gear | Speed Commerce, Inc. | $55 | 1.1x | NA |
| 7/28/2014 | Atlantic Central Logistics | XPO Logistics, Inc. | $37 | 0.6x | 5.9x |
| 7/25/2014 | Marisol International, LLC | Roadrunner Transportation Systems, Inc. | $66 | 0.7x | NA |
| 5/13/2014 | One Stop Logistics, Inc. | Echo Global Logistics, Inc. | $37 | 0.7x | 8.7x |
| 3/31/2014 | Pacer International, Inc. | XPO Logistics, Inc. | $296 | 0.3x | 11.3x |
| 3/14/2014 | Unitrans International Corporation | Roadrunner Transportation Systems, Inc. | $56 | 0.7x | NA |
| 3/3/2014 | Stream Global Services, Inc. | Convergys Corporation | $820 | 0.8x | 7.2x |
| 1/3/2014 | Innotrac Corp. | Sterling Partners | $107 | 0.8x | 10.0x |
| 12/28/2013 | Landstar Supply Chain Solutions, Inc. | XPO Logistics, Inc. | $74 | NA | 10.1x |
| 12/28/2013 | Shipwire, Inc. | Ingram Micro, Inc. | $86 | NA | NA |
| 8/22/2013 | Monoprice, Inc. | Blucora, Inc. | $180 | 1.4x | 11.3x |
| 8/16/2013 | 3PD, Inc. | XPO Logistics, Inc. | $365 | 1.1x | 10.1x |
| 11/20/2012 | SpeedFC, Inc. | SpeedCommerce, Inc. | $58 | 1.0x | 7.3x |
| 7/2/2012 | Archway Marketing Services, Inc. | Investcorp Bank B.S.C. | $300 | 1.1x | 11.1x |
| | | *25th Percentile* | **$56** | **0.7x** | **7.2x** |
| | | *Median* | **$86** | **0.9x** | **10.1x** |
| | | *75th Percentile* | **$300** | **1.1x** | **11.3x** |

| *($ in Millions)* | | Implied Enterprise Value | | |
|---|---|---|---|---|
| Metric | Statistic[1] | 25th | Median | 75th |
| EBITDA | | | | |
| CY2015A | -$19.6 | NM | NM | NM |
| CY2016E | $0.4 | $3.1 | $4.3 | $4.8 |
| Revenue | | | | |
| CY2015A | $135.8 | $90.9 | $125.6 | $151.9 |
| CY2016E | $105.7 | $70.7 | $97.7 | $118.2 |

| *($ in Millions, except per share)* | | Implied Equity Value Per Share[2] | | |
|---|---|---|---|---|
| Metric | Statistic[1] | 25th | Median | 75th |
| EBITDA | | | | |
| CY2015A | -$19.6 | NM | NM | NM |
| CY2016E | $0.4 | -$1.13 | -$1.11 | -$1.11 |
| Revenue | | | | |
| CY2015A | $135.8 | -$0.22 | $0.14 | $0.41 |
| CY2016E | $105.7 | -$0.43 | -$0.15 | $0.07 |

Source: SEC Filings, S&P Capital IQ, Merger Market, press releases
(1) Speed revenue and EBITDA financials provided by company mgmt.
(2) Assumes $111.8M net debt balance, and 96.6M shares outstanding

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--Confidential--

# Discounted Cash Flow Analysis

- Lake Street performed a discounted cash flow analysis which is designed to provide insight into the Company's enterprise value as a function of the Company's future free cash flow plus a terminal value
- We performed our analysis using estimates and projections developed by management for fiscal years 2016 through 2019
- For purposes of this analysis, the following assumptions were used:
  - Discount rates: 18% to 30%
  - Terminal Enterprise Value to EBITDA exit multiple: 7X to 11X

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--Confidential--

# Discounted Cash Flow Analysis

($ in millions)

Fiscal Year Ends 3/31

| | FY 2016E[(1)] | FY 2017E | FY 2018E | FY 2019E | Terminal Value |
|---|---|---|---|---|---|
| Revenue | $5.60 | $98.59 | $103.78 | $120.67 | |
| *YoY Growth %* | - | -23% | 5% | 16% | |
| EBITDA | -$0.39 | $1.84 | $4.89 | $9.97 | $12.96 |
| *% Revenue* | -7% | 2% | 5% | 8% | |
| Chg. Is Working Capital | $0.12 | $2.92 | -$0.52 | -$1.69 | |
| Capital Expenditure | -$0.15 | -$3.50 | -$3.50 | -$3.50 | |
| Taxes[(2)] | $0.00 | $0.00 | $0.00 | $0.00 | |
| Unlevered Free Cash Flow | -$0.42 | $1.27 | $0.87 | $4.78 | |
| **Terminal Value Calculation** | | | | | |
| 2020 EBITDA Estimate | | | | | $12.96 |
| Forward EBITDA Multiple | | | | | 9.0x |
| Terminal Value[(3)] | | | | | $116.60 |
| Discount Rate | 23.9% | | | | |
| Stub Period (years) | 0.04 | | | | |
| Cash Flow Timing (years) | 0.02 | 0.52 | 1.52 | 2.52 | 3.52 |
| Discount Factor | 1.00 | 0.89 | 0.72 | 0.58 | 0.47 |
| **PV of Cash Flows** | **-$0.42** | **$1.13** | **$0.63** | **$2.78** | **$54.81** |
| **Enterprise Value** | **$58.94** | | | | |
| Plus: Net Cash | -$111.85 | | | | |
| **Equity Value** | **-$52.91** | | | | |
| Shares Outs. | 96.62 | | | | |
| **Equity Value Per Share** | **-$0.55** | | | | |

(1) Stub period assumes transaction completion by 3/15/2016, and 16 days remaining in fiscal year ending March 31, 2016

(2) Assumes minimal to zero taxes for the projected period due to NOL carry forwards that can be applied against future earnings

(3) Terminal value cash flow occurs at March 31, 2019; mid-period convention for annual cash flows

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--Confidential--

# Discounted Cash Flow (Sensitivity Analysis)

- Based on the discounted cash flow analysis, the implied enterprise value for Speed ranges from $48.58M to $70.54M
  - The implied equity value per share ranges from -$0.65 to -$0.43 per share

**Implied Enterprise Value Sensitivity Analysis (Terminal Multiple & WACC)**

Terminal EBITDA Multiple ($ in Millions)

| WACC[1] | 7.0x | 8.0x | 9.0x | 10.0x | 11.0x |
|---|---|---|---|---|---|
| 18.0% | $55.19 | $62.43 | $69.66 | $76.89 | $84.12 |
| 21.0% | $50.68 | $57.30 | $63.92 | $70.54 | $77.16 |
| 23.9% | $46.76 | $52.85 | $58.94 | $65.03 | $71.12 |
| 27.0% | $43.00 | $48.58 | $54.16 | $59.75 | $65.33 |
| 30.0% | $39.73 | $44.87 | $50.01 | $55.16 | $60.30 |

**Implied Equity Value Per Share Sensitivity Analysis (Terminal Multiple & WACC)[2]**

Terminal EBITDA Multiple

| WACC[1] | 7.0x | 8.0x | 9.0x | 10.0x | 11.0x |
|---|---|---|---|---|---|
| 18.0% | -$0.59 | -$0.51 | -$0.44 | -$0.36 | -$0.29 |
| 21.0% | -$0.63 | -$0.56 | -$0.50 | -$0.43 | -$0.36 |
| 23.9% | -$0.67 | -$0.61 | -$0.55 | -$0.48 | -$0.42 |
| 27.0% | -$0.71 | -$0.65 | -$0.60 | -$0.54 | -$0.48 |
| 30.0% | -$0.75 | -$0.69 | -$0.64 | -$0.59 | -$0.53 |

(1) See appendix for detailed calculation of the weighted average cost of capital
(2) Assumes $111.8M net debt balance, and 96.6M shares outstanding

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--Confidential--

# Summary Valuation Observations

- The below table represents a summary implied valuation range for Speed based on a discounted cash flow analysis, comparable public companies analysis and a precedent M&A transactions analysis:

| | Equity Value Per Share[1] | | |
|---|---|---|---|
| **Valuation Methodology** | **25th %** | **Median** | **75th %** |
| Comparable Public Companies[2] | -$0.76 | -$0.53 | -$0.02 |
| Precedent M&A Transactions[3] | -$0.43 | -$0.15 | $0.07 |
| Discounted Cash Flow[4] | -$0.65 | -$0.55 | -$0.43 |

(1) Assumes $111.8M net debt balance, and 96.6M shares outstanding.
(2) Implied valuation based on comparable public company Enterprise Value to CY2016E Revenue.
(3) Implied valuation based on precedent M&A transactions uses Enterprise Value to LTM Revenue multiples for reported transactions and applies Speed CY2016E Revenue. We have used the CY2016 management forecast and not the higher LTM results due to customer losses.
(4) 25th percentile corresponds to a WACC of 27.0% and Terminal EBITDA multiple of 8x, 75th percentile corresponds to a WACC of 21.0% and Terminal EBITDA multiple of 10x

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# Comparable Public Company Descriptions

**Sykes Enterprises, Incorporated** provides outsourced customer contact management solutions and services in the business process outsourcing arena. The company's customer services include product information requests, cross-selling/up-selling and billing inquiries among other things. It also offers technical support services such as hardware and software inquiries. In addition, it provides various enterprise support services, including technical staffing and outsourced corporate help desk services.

**Harte-Hanks, Inc.** provides agency and digital services including, but not limited to, website development and design, digital strategy, ecommerce and interactive relationship management services. It also offers direct marketing services, including digital printing, print on demand, advanced mail optimization, logistics and transportation optimization and tracking.

**PFSweb, Inc.** provides business process outsourcing and ecommerce solutions. It offers digital marketing services, ecommerce technology services, and also provides order management services. In addition, it offers financial management services for B2B clients; and professional consulting services in the areas of interactive marketing ecommerce, supply chain management, distribution and fulfillment, technology interfacing, logistics, and customer support.

**StarTek, Inc.** provides business process outsourcing services. The company's service offerings include customer care, sales support, inbound sales, order processing, accounts receivable management, technical and product support, up-sell and cross-sell opportunities, and other industry-specific processes.

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--Confidential--

# Comparable Public Company Descriptions

**Forward Air Corp.**, provides surface transportation and related logistics services in North America. The Company provides local pick-up and delivery services, and scheduled surface transportation of cargo; as well as provides pool distribution services, including managing high-frequency handling and distribution of time-sensitive product to various destinations in geographic regions.

---

**Roadrunner Transportation Systems, Inc.** provides asset-light domestic and international transportation and logistics solutions, including pricing, contract management, transportation mode and carrier selection, freight tracking, freight bill payment and audit, cost reporting and analysis, and dispatch services.

---

**Universal Truckload Services, Inc.** provides transportation and logistics solutions in the United States, Mexico, Canada, Europe, and internationally. It offers transportation services, domestic and international fregith forwarding, customs brokerage, final mile, and ground expedite services, as well as brokerage transportation services.

---

**Radiant Logistics, Inc.** operates as a non-asset based transportation and logistic services company. The company provides domestic and international freight forwarding and door-to-door delivery services through a range of transportation modes. The company offers its services to manufacturers, distributors, and retailers through a network of company-owned and independent agent offices.

---

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--Confidential--

# Comparable M&A Company Descriptions

**Fulfillment Tech.** provides various fulfillment services and solutions. It offers a suite of services in the areas of customer care, direct marketing, merchandise management, financial/enterprise management, multi-channel customer and technical support, loyalty club management, digital imaging, payment processing and fraud management, global eCommerce, and supply chain and logistics management.

---

**Stagecoach Cartage and Distribution** provides transportation and warehousing services. It offers full truckload transportation, warehousing, intermodal, bulk transfer/packaging, local cartage, transloading, customs brokerage, and less than truckload services.

---

**Borderfree, Inc.** provides cross-border ecommerce solutions. The company operates a proprietary technology and services platform that enables retailers in the United States to transact with consumers in approximately 100 countries and territories worldwide. Its customers include retailers, department stores, apparel brands, and lifestyle brands that sell a range of physical goods online, including apparel, handbags, jewelry, sporting goods, home décor, and toys.

---

**Wheels Group Inc.** provides third party logistics and transportation services in North America. It provides truck load and less than truck load transportation services through road; and intermodal dry goods solutions, marine, and carload services. The company also offers freight forwarding services, including multimodal, door-to-door solutions comprising air, ocean, ground, and rail; full-container load, less-than-container load, and ocean freight services; cargo consolidation, air and ocean charter services; small package delivery programs; direct EDI capabilities; and customs coordination and documentation management.

---

**Digital River, Inc.** offers various services, including design, development, and hosting of commerce stores; merchandising; order management; and payment provider services. In addition, the company provides paid search a dvertising, search engine optimization and marketing, affiliate marketing, display advertising, store optimization, and email marketing and optimization services.

---

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--Confidential--

# Comparable M&A Company Descriptions

**Fifth Gear LLC** develops and markets a set of integrated commerce management solutions for specialty retailers in North America, Europe, and Japan.

**Atlantic Central Logistics**, is a non-asset based provider of last mile logistics, located on the East Coast. They specialize in servicing LTLs, forwarders and 3PL companies.

**Marisol International, LLC**, is a non-asset based, supply chain-critical, provider of international logistics solutions.

**One Stop Logistics, Inc.**, arranges various transportation logistics services, including less-than-truck-load shipping, truckload, international, temperature controlled, expedited, and trade show / convention services; and coordinates full and partial shipments that range from a full truckload to a single pallet in the United States and Canada.

**Pacer International, Inc.** provides asset-light transportation and logistics services worldwide. The Company offers door-to-door shipment management services as well as logistics services, including highway brokerage, supply chain management, international freight forwarding, non-vessel-operating common carrier, warehousing and distribution, and international ocean shipping services.

**Unitrans International Corporation**, offers airfreight services, including express, door-to-door, consolidated or aircraft charter, and onboard courier services; freight forwarding, customs brokerage, cold chain management, and regulatory compliance services; and ocean transportation services. It also provides oversized cargo services; AOG and parts management services; and warehousing and distribution, and consulting services. Unitrans serves pharmaceutical, biotech, diagnostic, and medical device companies; and aerospace and defense, entertainment and trade show, and oil and energy industries.

**Stream Global Services, Inc.** provides business process outsourcing services. The company specializes in customer relationship management, including sales, customer care, and technical support. Its outsourced services include technical support, customer care and lifecycle management, sales, and revenue generation, as well as other back-office services, delivered through various channels, such as voice, email, chat, and social media technologies.

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--Confidential--

# Comparable M&A Company Descriptions

**Innotrac Corp.** provides fulfilment services including, but not limited to, warehouse management, automated shipping solutions, real-time inventory tracking and order status, purchasing and inventory management, channel development, zone skipping and freight optimization modeling and e-commerce consulting and integration services. The Company also offers contact center services.

**Landstar Supply Chain Solutions, Inc**. is an asset-light provider of integrated transportation management solutions.

**Shipwire, Inc.**, is an inventory services/shipping broker, providing cloud-based logistics services, shipping software solutions, and outsourced pick-pack and ship e-commerce order fulfillment services from warehouses worldwide.

**Monoprice, Inc.** is an ecommerce and direct sales company providing electronics and accessories to consumers and businesses. It offers computer cables, audio/video cables, networking cables, accessories, and connectivity products; and home automation components for home security, lighting control, home theater, and audio systems through its monoprice.com Website.

**3PD, Inc**., offers assembly and installation services and solutions for manufacturers and retailers, job site delivery services; and reverse logistics services, such as customer returns, recalled or defective goods, equipment and furniture lease retrieval, and returns prevention.

**SpeedFC, Inc.**, provides end- to- end e-commerce services to retailers and manufacturers. The company operates as an outsourcing provider of third- party e-commerce fee-based services primarily to businesses transacting through e-commerce. Its services include SaaS Web platform development and hosting, fulfillment, order management, and call centers.

**Archway Marketing Services, Inc.** provides marketing logistics, fulfillment, and supply chain management services. It offers fulfillment solutions, call center services and provides various consumer programs, such as rebate processing and fulfillment. In addition, it offers transportation management services that comprise small pack, LTL, TL, expedited, smart post, and USPS outbound shipping; domestic and international inbound shipping; and white glove, dunnage removal, check-in, inside mall delivery, and 24-hour delivery specialized services.

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--Confidential--

# Weighted Average Cost of Capital Analysis

| | | Cost of Capital | | Contribution to |
|---|---|---|---|---|
| | Weight [2] | Pre-Tax | After Tax | WACC |
| Debt Capital [1] | 30.0% | 12.2% | 7.3% | 2.2% |
| Equity Capital | 70.0% | NA | 31.0% | 21.7% |
| Assumed Tax Rate | 40.0% | | WACC | 23.9% |

**Cost of Equity Components**

| | |
|---|---|
| Pre-Tax Cost of Debt [1] | 12.2% |
| Levered Beta [3] | 1.20 |
| Tax Rate | 40.0% |
| Risk-Free Rate [4] | 4.0% |
| Market Risk Premium [5] | 5.0% |
| Size Premium [6] | 19.0% |
| **Cost of Equity** | **31.0%** |

(1) Interest rate on Speed's credit facility amended 5/8/2015. Calculated as LIBOR + 11%.
(2) Capital Structure based on capitalization of comparable public companies.
(3) Levered beta calculated from comparable public companies' beta and capital structure as of 2/25/2016.
(4) Normalized 20-year Treasury Yield as per Duff & Phelps 2015 Valuation Handbook.
(5) Equity Risk Premium as per Duff & Phelps 2015 Valuation Handbook.
(6) Size Premium as per Duff & Phelps 2015 Valuation Handbook. Size Premium over CAPM for High Financial Risk companies is determined by Altman z-score. Speed's Altman z-score places it in the "distressed" zone for services companies.

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Annex B

    , 2016

To:	Shareholders of Speed Commerce, Inc.

Re:	Notice of Procedure to Assert Dissenters’ Rights

Dear Shareholders:

If, pursuant to the terms of the Transaction set forth in the accompanying Disclosure Document, you will receive cash from Speed Commerce, Inc. (the “Company”) for your fractional share resulting from the Reverse Split (as defined in the accompanying Disclosure Statement), you may, instead of receiving the proposed cash payment of $0.01 per pre-split share, you may exercise dissenters’ rights under Minnesota Statutes Sections 302A.471 and 302A.473. If you validly exercise dissenters’ rights, you will receive cash equal to fair value of your fractional share. Fair value of your fractional share will be determined by a court if you follow the procedures of Minnesota Statutes Section 302A.473. The amount ultimately determined as fair value by the court may be equal to, more than or less than the $0.01 per pre-split share paid pursuant to the terms of the Transaction. A dissenter is entitled to judgment in cash if the amount of the fair value of the shares as determined by the court, plus interest, exceeds the amount remitted or offered by the Company pursuant to Minnesota Statutes Section 302A.473 Subd. 5.

A copy of Minnesota Statutes Sections 302A.471 and 302A.473 is included as Exhibit A to this Notice of Procedure to Assert Dissenters’ Rights. It contains detailed procedures you must follow and time deadlines you must meet in order to exercise your dissenters’ rights. Failure to follow those procedures or meet those time deadlines will result in loss of your right to dissent with respect to your shares of the Company. If you choose to exercise dissenters’ rights, the responsibility is all yours to make certain you perfect full and precise satisfaction of all the requirements of the Minnesota Statutes throughout the entire dissenting process; the Company is not required, and does not intend, to provide legal counsel or appraisal services for you in such process.

Because only shareholders of record may exercise dissenters’ rights, if you beneficially own Company shares that are held of record by brokers, fiduciaries, nominees or others and wish to exercise your dissenters’ rights, you must instruct the record holder of your Company shares to satisfy the requirements set forth in Minnesota Statutes Sections 302A.471 and 302A.473. If the record holder does not satisfy those requirements, the dissenters’ rights with regard to your shares will be lost.

This Notice of Procedure to Assert Dissenters’ Rights from the Company constitutes the notice required by Minnesota Statutes Sections 302A.471 and 302A.473 to be given to the shareholders of the Company following approval of the transaction by the Board of Directors of the Company.

IN ORDER TO FOR YOU TO ASSERT DISSENTERS RIGHTS FOR YOUR SHARES, THE FOLLOWING MATERIALS MUST BE RECEIVED BY THE COMPANY NOT LATER THAN 30 DAYS AFTER THE DATE OF THIS NOTICE:

(a)	THE STOCK CERTIFICATES FOR YOUR SHARES OF COMPANY COMMON STOCK, AND

(b)	A “DEMAND FOR PAYMENT UNDER DISSENTERS’ RIGHTS” PROPERLY COMPLETED AND EXECUTED IN THE FORM ATTACHED HERETO AS EXHIBIT B.

The address to which these materials must be sent is as follows:

Speed Commerce, Inc. 1303 East Arapaho Road, Ste. 200 Richardson, TX 75081 Attention: Ryan F. Urness, General Counsel

THE METHOD OF DELIVERY OF ALL MATERIALS, INCLUDING STOCK CERTIFICATES, IS AT THE ELECTION AND RISK OF THE SHAREHOLDER. IF DELIVERY IS BY MAIL, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.

A SHAREHOLDER WHO FAILS TO DEPOSIT STOCK CERTIFICATES AND SUBMIT A “DEMAND FOR PAYMENT UNDER DISSENTERS’ RIGHTS” AS REQUIRED WILL LOSE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS.

1

After                     , or after the Company receives a valid “Demand for Payment Under Dissenters’ Rights” accompanied by stock certificates, whichever is later, the Company will, except as provided in Minnesota Statutes Section 302A.473, Subd. 5(b), with respect to certain shareholders who have acquired their shares after the date the Transaction was first announced to the public, remit to each shareholder who has complied with the provisions of Minnesota Statutes Section 302A.473, Subd. 4, the amount the Company estimates to be the fair value of the shares, with interest commencing five days after the Effective Date (as such term is defined in the accompanying Disclosure Document) through the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09 for interest on verdicts and judgments (which is 4.0% for the calendar year ended December 31, 2016), accompanied by certain financial statements, an estimate of the Company’s estimate of fair value, a description of the method used by the Company for such estimate, a copy of Minnesota Statutes Sections 302A.471 and 302A.473 and a brief description of the procedure to be followed if the dissenting shareholder believes he is entitled to demand supplemental payment.

If a shareholder believes that the amount remitted or offered by the Company is less than the fair value of the shares, with interest, such shareholder may give written notice to the Company of his, her, or its estimate of fair value, with interest, within 30 days after the Company mails such remittance or offer, and demand payment of the difference. Unless a shareholder makes such a demand within such 30-day period, the shareholder will be entitled only to the amount remitted or offered by the Company.

Within 60 days after the Company receives such a demand from a shareholder properly requesting supplemental payment, the Company will be required either to pay such shareholder the amount demanded or agreed to after discussion between the shareholder and the Company or file in court a petition requesting the court to determine the fair value of the shares, with interest. In such event, the court will then determine whether shareholders making such demand have fully complied with the provisions of Minnesota Statutes Section 302A.473, and will determine the fair value of the shares, taking into account all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court in its discretion sees fit to use, whether or not used by the Company or the shareholder. The fair value of the shares as determined by the court is binding upon all shareholders. The costs and expenses of the court proceedings will be assessed against the Company, except that the court may assess part or all of those costs and expenses against a shareholder whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Once the Company receives your original “Demand for Payment Under Dissenters’ Rights” properly completed in the form attached hereto as Exhibit B, you may not transfer your Company share. You must comply with this restriction in order to continue your exercise of dissenters’ rights.

You may wish to review the reports, proxy statements and other information that the Company has filed with the Securities and Exchange Commission (“SEC”) before you decide whether to exercise dissenters’ rights in connection with the Transaction. You can read and copy any materials that the Company has filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company has filed its reports and proxy statements with the SEC electronically. The SEC maintains an Internet site that contains reports, proxy statements and other information regarding the Company. The address of the SEC Internet site is http://www.sec.gov.

Sincerely,

Speed Commerce, Inc.

2

EXHIBIT A

302A.471 Rights Of Dissenting Shareholders.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation;

(f) an amendment to the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i)  the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures For Asserting Dissenters’ Rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation [immediately before] the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

EXHIBIT B

DEMAND FOR PAYMENT
UNDER DISSENTERS’ RIGHTS

Speed Commerce, Inc.

1303 East Arapaho Road, Ste. 200

Richardson, TX 75081

Attention: Ryan F. Urness, General Counsel

NOTE – DO NOT USE THIS FORM IF YOU ARE RETURNING YOUR CERTIFICATES IN ORDER TO RECEIVE THE $0.01 PER PRE-SPLIT SHARE BEING PAID IN THE TRANSACTION. (Use the “Letter of Transmittal” form provided by the Company or its transfer agent, and NOT this form, if you are submitting your shares in order to receive the $0.01 per pre-split share being paid in the Transaction.) This “Demand for Payment Under Dissenters’ Rights” form should be used ONLY by those, if any, who are exercising dissenters’ rights.

In connection with the process for exercising dissenters’ rights, the undersigned, pursuant to Minnesota Statutes Section 302A.473, Subd. 4(b), hereby encloses with this “Demand for Payment Under Dissenters’ Rights” and hereby deposits with Speed Commerce, Inc. (the “Company”), the shares of Common Stock of the Company represented by the certificates listed below, and the undersigned demands payment therefor under such dissenters’ rights:

DESCRIPTION OF SHARES DEPOSITED

(To be Completed by the Shareholder)

Certificate No. (Complete for Certificated Securities Only)	Number of Shares (Complete for All Securities)	Date Shares Acquired (Complete for All Securities)

(ATTACH A SEPARATE SHEET IF ADDITIONAL SPACE IS NECESSARY AND CHECK HERE [   ])

The undersigned hereby transfers all right, title and interest in the above-described shares to the Company and represents and warrants to the Company that (i) the undersigned has full authority to transfer the above-described shares and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, charges, encumbrances and claims, and (ii) the undersigned, or the beneficial owner on whose behalf the undersigned is submitting this “Demand for Payment Under Dissenters’ Rights,” acquired the shares on the date(s) set forth above.

All authority conferred hereby shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the undersigned’s heirs, representatives and assigns.

[Signature page follows]

B-1

Very truly yours,

______________________________

(Signature of Registered Holder(s))

Must be signed by registered

holder(s) exactly as name appears

on stock certificate(s)

or by person(s) authorized to become

registered holder(s) per the certificates

and properly completed transfer documents

transmitted with this Demand.

Print Name and Address

____________________________

____________________________

____________________________

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Dated: _____________, 2016

Signature page to “Demand for Payment Under Dissenters’ Rights”

B-2